UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EQUIFAX INC.

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NOTICE OF 2018 ANNUAL MEETING AND PROXY STATEMENT

EQUIFAX®

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
www.equifax.com

Dear Fellow Shareholder:

As we approach our 2018 Annual Meeting of Shareholders, your Board of Directors reaffirms its commitment to oversight, accountability and transparency on behalf of Equifax’s shareholders. We take this opportunity to provide you with an update on some of the actions taken in response to last year’s cybersecurity incident, many of which are based on feedback from our engagement with consumers, customers, shareholders and other key stakeholders over the past several months. Additional details on these actions are included in the Proxy Statement.

As has been reported in the press and detailed in our public statements, in 2017, we experienced a cybersecurity incident following a criminal attack on our systems that involved the theft of certain personally identifiable information of U.S., Canadian and U.K. consumers. We understand that being the holder of consumer information carries with it enormous responsibility to protect that data, and we recognize that we need to regain trust.

Following discovery of the cybersecurity incident, your Board has worked tirelessly to independently investigate the incident and take action on behalf of shareholders. Since the cybersecurity incident was first reported to the Board, the Board and its committees have met over 75 times, in addition to numerous informal update sessions.

Your Board is committed to strengthening our data security infrastructure to prevent this type of incident from happening again. Our continued security enhancement efforts are designed to both address the identified causes of the cybersecurity incident, and to position Equifax as an industry leader in data security going forward. To that end, we have taken actions in furtherance of our commitment to cybersecurity and Board oversight:

We Investigated and Oversaw the Company’s Response to the Incident

•	Special Committee Review. We formed a Special Committee in September 2017 to conduct an independent review of the cybersecurity incident, the Company’s response to it and all relevant policies and practices. The Special Committee is advised by independent legal counsel and comprised entirely of independent directors, including Elane Stock and Tom Hough—two of our newest Board members. In connection with its review, the Special Committee identified opportunities to strengthen the Board’s governance and oversight, including with respect to data security. The Board took action to implement those changes, and many of the governance enhancements described in the Proxy Statement were recommended by the Special Committee.

•	Retention of Outside Experts. Since the unauthorized access was discovered, experts from outside the Company have worked in partnership with our employees to enhance the Company’s security measures. Upon discovery of the unauthorized access, we acted immediately to stop the intrusion and promptly engaged Mandiant, a leading, independent cybersecurity firm, to conduct a comprehensive forensic investigation. In addition, we retained PricewaterhouseCoopers LLP (“PwC”), an outside expert consulting firm, to assist with our security program. PwC has been working closely with our Technology Committee, as well as our senior management team and in-house technology experts, with respect to remediation and transformation initiatives that will help us identify and implement solutions to strengthen our long-term data protection and cybersecurity posture.

We Implemented Leadership Changes within Management and the Board

•	Strategic Changes to Senior Management. In the weeks following announcement of the cybersecurity incident, we made several strategic personnel changes at the highest levels of the Company.

–	In September 2017, we appointed Paulino do Rego Barros, Jr. as interim CEO following the retirement of our former CEO and Chairman Rick Smith. In addition, both our former Chief Information Officer and our former Chief Security Officer were replaced by senior Equifax employees on an interim basis.
–	In October 2017, Equifax created the new role of Chief Transformation Officer, a leadership position which reports directly to the CEO and is responsible for overseeing the Company’s integrated response to the cybersecurity incident and driving global efforts aimed at rebuilding trust with our stakeholders while helping to ensure long-term business success.
–	In February 2018, we announced the appointment of Jamil Farshchi as our new Chief Information Security Officer, a new role reporting directly to the CEO. Jamil is a seasoned security expert and joins Equifax from his prior role as CISO at The Home Depot.

•	New CEO Appointed. On March 27, 2018, our Board appointed Mark Begor as our new Chief Executive Officer and a member of the Board, effective April 16, 2018. Mark joins Equifax from Warburg Pincus, a leading global private equity firm, where he served as Managing Director in the Industrial and Business Services group. He has a broad depth of leadership experience, including 35 years at General Electric, and a proven track record of growing and strengthening businesses—a perfect fit for our needs. He will bring a fresh perspective as well as the necessary energy and experience to lead our company into the future and enable us to fully deliver on our mission for all stakeholders.

•	Separated Roles of Chairman and CEO. In September 2017, we separated the roles of CEO and Chairman and I took on the role of Non-Executive Chairman of the Board. Your Board has worked diligently to evaluate the financial and business impacts of the incident, and to provide direction to management in order to regain the trust of our stakeholders, accelerate Equifax’s transformation and position the Company to execute on its long-term business strategy in 2018 and beyond. I will continue to serve as Non-Executive Chairman following the appointment of our new CEO.

•	Board Refreshment. In October 2017, we appointed Scott McGregor, the former President and CEO of Broadcom, as a new independent member of the Board. Scott’s leadership experience and cybersecurity expertise make him uniquely qualified to serve as a member of our Board at this important time and help strengthen Equifax’s oversight of data security and technology matters as a member of our Technology Committee. In March 2018, we appointed Bob Selander, the former President and CEO of Mastercard, as another new independent director. Bob’s experience as a seasoned chief executive with knowledge of our industry will strengthen our Board’s broad-based skill set and provide valuable insights with respect to our ongoing strategic transformation.

•	Enhanced Board Oversight of Cybersecurity and Technology Risk. Our Board has enhanced its oversight of cybersecurity and technology-related risk by, among other things, expanding the Technology Committee’s oversight of these risks in a manner more similar to the Audit Committee’s oversight of financial risks.

We Took Decisive Compensation Actions

•	Eliminated 2017 Bonuses. In response to the cybersecurity incident, our Board exercised discretion and determined that members of Equifax’s senior leadership team would not receive annual cash incentive compensation for 2017 even though performance measures were achieved.

•	Enhanced Clawback Policy. In March 2018, following engagement with our shareholders, the Board revised the Company’s compensation clawback policy to add a financial and reputational harm standard. Under the revised policy, the Board may recover incentive compensation awarded to employees in the event of misconduct or failure of oversight that results in significant financial or reputational harm.

•	Made Changes to 2018 Compensation Program. We added a cybersecurity performance measure as one of the metrics to evaluate performance of all employees, including our executives, under the 2018 annual bonus plan. With respect to long-term equity incentive awards, we will no longer grant performance shares tied to three-year cumulative Adjusted EPS to avoid providing any incentive to limit spending on cybersecurity.

We Provided Consumers with New Tools to Protect Credit Data

•	Free Access to TrustedID® Premier. Following announcement of the cybersecurity incident, Equifax made TrustedID Premier, our identity theft protection and credit file monitoring service, available for free to all U.S. consumers for 12 months for those who signed up by January 31, 2018, regardless of whether they were affected by the incident.

•	Free Lock & AlertTM Service. In January 2018, Equifax introduced a new service that allows U.S. consumers to quickly lock and unlock their Equifax credit report–for free, for life.

Our Commitment to Our Shareholders

Since the announcement of the cybersecurity incident in September, Equifax management and individual Board members have conducted outreach meetings with shareholders representing approximately 55% of our shares. The invaluable feedback we received from our investors has informed our Board’s decision-making with respect to our leadership, governance processes, disclosure and business strategy.

Our efforts are ongoing, and we are committed to keeping you, as our shareholders, informed. We value the frank and constructive dialogue we have had with our shareholders over the past several years, and in particular, the conversations with our shareholders during recent months. We intend to continue our engagement with you as we navigate this challenging time for the Company.

As we look ahead, we are confident in our core strategy, committed to faster innovation and industry-leading cybersecurity, and resolute in our goal of increasing shareholder value for many years to come.

We value your feedback and thank you for your continued support of Equifax.

Sincerely,

Mark L. Feidler

Non-Executive Chairman of the Board of Directors

April 2, 2018

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

Notice of 2018 Annual Meeting of Shareholders

WHEN:	AGENDA:
May 3, 2018 9:30 a.m., Eastern Time WHERE: Equifax Corporate Headquarters 1550 Peachtree Street, N.W. Atlanta, Georgia 30309 RECORD DATE: March 30, 2018	1.	Elect the 10 director nominees named in the accompanying Proxy Statement.
	2.	Hold a non-binding, advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as a “say-on-pay” proposal).
	3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.
	4.	Vote on the shareholder proposal described in the accompanying Proxy Statement, if properly presented at the meeting and not previously withdrawn.
	5.	Consider other business properly brought before the meeting or any adjournment or postponement thereof.

Proxies in the form furnished are being solicited by the Board of Directors of Equifax Inc. for this meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Proxy materials were first sent to shareholders beginning on April 2, 2018.

By order of the Board of Directors,

Lisa M. Stockard

April 2, 2018	Assistant Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 3, 2018. The Notice, Proxy Statement and Annual Report to are available at www.proxyvote.com.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET	BY MAIL
Visit the website listed on your proxy card	Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE	IN PERSON
Call the telephone number on your proxy card	Attend the Annual Meeting and vote in person

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 73 of the Proxy Statement.

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PROXY SUMMARY

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.

Equifax 2018 Annual Meeting Information

Date	May 3, 2018
Time	9:30 a.m., Eastern Time
Place	Equifax Corporate Headquarters, 1550 Peachtree Street, N.W., Atlanta, Georgia 30309

Items for Vote		Board Voting Recommendation
1	Election of 10 directors	FOR ALL NOMINEES
2	Advisory vote to approve named executive officer compensation (Say on Pay)	FOR
3	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2018	FOR
4	Shareholder proposal as described in this Proxy Statement, if properly presented at the meeting and not previously withdrawn	AGAINST

In addition, shareholders may be asked to consider any other business properly brought before the meeting or any adjournment or postponement thereof.

Voting and Admission Information

Voting. Holders of our common stock as of the record date, March 30, 2018, are entitled to notice of and to vote at our annual meeting. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at our annual meeting. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope

BY TELEPHONE Call the telephone number on your proxy card	IN PERSON Attend the Annual Meeting and vote in person

Admission. Equifax shareholders as of the record date are entitled to attend the annual meeting. To attend, shareholders must present proof of stock ownership and a valid photo ID. Please review the admission procedures in this Proxy Statement under “Questions and Answers about the Annual Meeting.”

2017 Cybersecurity Incident

In fiscal 2017, we experienced a cybersecurity incident following a criminal attack on our systems that involved the theft of certain personally identifiable information of U.S., Canadian and U.K. consumers. Criminals exploited a U.S. website application vulnerability to gain unauthorized access to our network. Based on our forensic investigation, the unauthorized access of information occurred from mid-May through July 2017. The information accessed primarily includes names, Social Security numbers, birth dates, addresses and, in some instances, driver’s license numbers. In addition, credit card numbers for approximately 209,000 U.S. and Canadian consumers, and certain dispute documents with personal identifying information for approximately 182,000 U.S. consumers, were accessed. The investigation determined that personal information of approximately 19,000 Canadian consumers was impacted and approximately 860,000 potentially affected U.K. consumers were contacted regarding access to personal information. The forensic investigation of the cybersecurity incident was completed in the fourth quarter of fiscal 2017. No evidence was found that the Company’s core consumer, employment and income, or commercial credit reporting databases were accessed.

The Company acted promptly to notify the approximately 145.5 million U.S. consumers whose personally identifiable information the Company had identified in 2017 as potentially accessed. As a result of an ongoing analysis of data stolen in the 2017 cybersecurity incident, the Company recently announced that it was able to identify approximately 2.4 million U.S. consumers whose name and partial driver’s license information were stolen, but who were not in the affected population of approximately 145.5 million consumers previously identified by the Company in 2017. The Company is in the process of notifying these additional consumers.

We continue to cooperate with law enforcement in connection with the criminal investigation into the actors responsible for the cybersecurity attack.

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How Equifax is Working to Regain Your Trust

Our Board of Directors and management team have taken and continue to take extensive steps designed to prevent this type of incident from happening again and to earn back the trust of consumers, customers, shareholders and other stakeholders.

How Our Board has Taken Action

Board Response and Independent Investigation

• Our Board has overseen the Company’s response to the cybersecurity incident, including its efforts to remediate the breach and strengthen its security protocols and procedures

• To assist with its oversight, our Board formed a Special Committee in September 2017 to conduct an independent review of the cybersecurity incident, the Company’s response to it and all relevant policies and practices

• In connection with its review, the Special Committee identified opportunities to strengthen the Board’s governance and oversight, including with respect to data security. The Board took action to implement those changes, and many of the governance enhancements described in this Proxy Statement were recommended by the Special Committee

• The Special Committee also conducted an investigation regarding the trading of Company securities by four senior executives prior to public disclosure of the cybersecurity incident (see “Review of Trading in Equifax Securities” on page 12)

Formed a Special Committee in September 2017 to conduct an independent review of the cybersecurity incident Separated roles of Chairman and CEO in September 2017

Board Leadership Structure and Composition

• Separated roles of Chairman and CEO in September 2017, with an independent director leading the Board

• Appointed Mark Feidler as Non-Executive Chairman of the Board

• Appointed Mark Begor as our new CEO and a member of the Board, effective April 16, 2018

• Added two independent directors with relevant expertise to enhance overall mix of skills and experience on our Board (including the Technology Committee)

–  New director Scott McGregor has extensive technology and cybersecurity experience

– New director Robert Selander has broad-based executive leadership experience in the financial services industry

Shareholder Engagement

• Following the September 2017 announcement of the cybersecurity incident, management and individual members of the Board conducted investor outreach meetings with shareholders representing approximately 55% of our shares

• Non-Executive Chairman Mark Feidler and Governance Committee Chair Siri Marshall both participated in one-on-one investor meetings, during which we discussed the cybersecurity incident, the Board’s oversight of the Company’s response and remediation efforts, corporate governance, executive compensation and other issues

• The feedback from our investors and other stakeholders has been reviewed and considered by our Governance and Compensation Committees, as well as the full Board

Board Refreshment

• In addition to our two new independent directors, our Board remains focused on identifying director candidates with expertise and skill sets in executive management, cybersecurity, technology and regulatory compliance, while also enhancing the diversity of the Board

• In this regard, in 2018, the Governance Committee will continue to seek out highly-qualified and diverse director candidates as part of the Board succession plan to ensure the Board is adequately comprised to meet the needs of the Company and fulfill the Board’s oversight responsibilities

Appointed new CEO effective April 2018 55% CONDUCTED INVESTOR OUTREACH MEETINGS WITH SHAREHOLDERS REPRESENTING APPROXIMATELY 55% OF OUR SHARES 2 new Independent Directors since October 2017

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Refinement of Responsibilities

•	Based on recommendations from the Special Committee, the Board refined its practices and procedures in an effort to act with intensified focus and clarity, especially with respect to matters of cybersecurity and information technology

•	The Board made changes to the Technology Committee’s responsibilities to:

–	Broaden the Committee’s scope to specifically include oversight of cybersecurity and technology-related risks and management efforts to monitor and mitigate those risks

–	Structure the Technology Committee’s oversight of data in a manner more similar to the Audit Committee’s oversight of financial risks

■	Provide that the Technology Committee will oversee the appointment of outside cybersecurity advisors

■	Require Technology Committee members to be independent directors

■	Require regular reporting to the Technology Committee by the CISO, the Chief Technology Officer and the internal audit department, including in executive session without management present

•	As contemplated under its revised charter, the Technology Committee will engage an independent cybersecurity expert in order to gather insight on data security and technology issues and assess security remediation efforts within the Company

•	The Technology Committee and Audit Committee will coordinate on risk management with respect to cybersecurity

Board Risk Oversight

•	We implemented enhanced Board-level engagement on cybersecurity, with heightened Board attention to cybersecurity risks and trends, the Company’s approach to managing those risks, and cybersecurity as a strategic component of the Company’s business

•	There is Board-level engagement with respect to data security education and crisis management planning, including in connection with the new director education program

•	The Board added cybersecurity to the list of skills that the Governance Committee should consider in its assessment of the Board membership criteria

•	Cybersecurity will now be a regular part of the agenda for the Board’s annual strategy review

•	We enhanced our risk escalation processes to support rapid escalation and internal notification of cybersecurity incidents

•	In an effort to strengthen our enterprise risk management (“ERM”) program, we are in the process of implementing a new ERM framework, based on the “three lines of defense” model for establishing effective checks and balances, which is used by leading financial institutions. See “How We Manage Risk” and “Board Oversight of Risk” on pages 25-26

•	In addition to the immediate remediation activities that have taken place, the Board is overseeing a strategic transformation of Equifax described under “Transformation from Within” on page 11

Executive Accountability

•	In September 2017, we appointed Paulino do Rego Barros, Jr. as interim CEO following the retirement of our former CEO and Chairman Rick Smith. In addition, both our former Chief Information Officer and our former Chief Security Officer were replaced by senior Equifax employees on an interim basis

•	We revised the management reporting structure, so our new CISO reports directly to the CEO. In addition, the Technology Committee meets separately with the CISO and Chief Technology Officer on a quarterly basis

•	Our Board used its discretion to eliminate the 2017 annual incentive payments for the Senior Leadership Team, with a total value of approximately $2.8 million

•	Our Board enhanced the Company’s compensation clawback policy to add a financial and reputational harm standard, including in a supervisory capacity

•	Our Board added a cybersecurity performance measure as one of the metrics to evaluate performance of executives under the 2018 Annual Incentive Plan

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How Our Company is Responding

 ENHANCING DATA SECURITY—OUR HIGHEST PRIORITY

•

Data is at the core of our business and our highest priority is protecting and safeguarding the information with which we have been entrusted

•

We are committed to being an industry leader in information technology and information security management, and we are undertaking significant steps to enhance our data security infrastructure and help ensure the protection of consumer information

•

We appointed Jamil Farshchi as our new Chief Information Security Officer. Mr. Farshchi has broad experience with cybersecurity incident remediation, having previously served as CISO at The Home Depot

•

We have outlined five key areas of focus and we are making substantial progress in each of them:

–  Increasing endpoint visibility and preventing intrusions

–  Establishing strict access rules and controls to protect sensitive data and applications

–  Implementing additional monitoring and protection capabilities

–  Improving operational compliance and reducing IT systems risk

–  Enhancing data governance, structure and decision-making mechanisms

 TRANSFORMATION FROM WITHIN

•

In October 2017, we appointed a Chief Transformation Officer, reporting to the CEO, who is overseeing our response to the cybersecurity incident and driving global efforts aimed at rebuilding trust with our stakeholders while helping to ensure long-term business success

•

Under the oversight of our Transformation Office, we continue to make progress on our four transformational pillars

–  Protecting and empowering consumers

–  Rebuilding confidence with customers and partners

–  Leading industry collaboration related to data security and consumer identity protection

–  Transforming IT and security risk

 PROVIDING NEW SERVICES TO CONSUMERS

 •

Following announcement of the cybersecurity incident, we made TrustedID® Premier, our identity theft protection and credit file monitoring service, available for free to all U.S. consumers for 12 months for those who signed up by January 31, 2018, regardless of whether they were affected by the incident

 •

We are offering free credit freezes for Equifax credit files through June 30, 2018

 •

We have launched our Lock & Alert™ service that allows U.S. consumers to quickly lock and unlock their Equifax credit file, online or through an app—for free, for life

 ENGAGEMENT WITH STAKEHOLDERS

 •

In addition to shareholders, we have engaged extensively with many other stakeholders, including consumer groups, customers and partners, regulators and legislators

 •

We are committed to transparent and frequent communication with all of these stakeholders

 •

Our management team and our Board have reviewed and considered feedback from these stakeholders and that feedback has informed many of the responsive actions described in this Proxy Statement

 FOCUS ON OUR LONG-TERM BUSINESS STRATEGY

 •

We remain focused on our long-term business strategy to enhance shareholder value and deliver sustainable growth

 •

We remain dedicated to the five strategic imperatives that have underpinned our success over the past decade and believe the changes we are making will help build a better Equifax for the future

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Review of Trading in Equifax Securities

Special Committee Concluded Trading by Four Senior Executives Complied with Company Policy. In September 2017, the Board directed the Special Committee (comprised entirely of independent directors) to conduct an independent investigation regarding the trading of Company securities by four senior executives following the detection by Equifax cybersecurity personnel of suspicious activity in the Company’s network and prior to public disclosure of the incident. These transactions were subject to preclearance under our insider trading policy. The Special Committee was advised by independent counsel in connection with this review process, pursuant to which counsel conducted dozens of interviews and reviewed more than 55,000 documents including emails, text messages, phone logs and other records. In November 2017, the Board made public the Special Committee report, which concluded that (i) none of the four senior executives had knowledge of the incident when their trades were made, (ii) preclearance for the four trades was appropriately obtained, (iii) each of the four trades at issue comported with Company policy, and (iv) none of the four executives engaged in insider trading. Due to the intense media attention surrounding the trading activities of these four senior executives, the Board viewed the Special Committee’s November 2017 report to be an important finding.

Subsequent Trading Reviews. Separate from the Special Committee review described above, upon learning about an instance of trading in Company securities by a non-executive IT employee prior to the public disclosure of the cybersecurity incident, the Company launched a review of his trading activity. Following investigation, we concluded he violated our trading policies, separated him from the Company and reported our findings to law enforcement. We are fully cooperating with the SEC and Department of Justice and will continue to do so.

Enhanced Trading Protocols. Equifax is committed to having appropriate safeguards in place to ensure that all trading by Company personnel complies with the law and is consistent with the fiduciary obligations owed to shareholders. These include an insider trading policy as well as periodic communications designed to ensure that employees understand and comply with the Company’s policy and all legal requirements. Although our insider trading policy is industry-standard, we have reviewed our policy and procedures based on lessons we learned from the cybersecurity incident and have made certain enhancements. For example, the Company recently broadened the group of employees subject to preclearance to include employees below the Senior Leadership Team level. In addition, we enhanced our risk escalation processes to support rapid escalation and internal notification of potentially significant events, such as a potential cybersecurity incident, including the impact of such events on our decision of whether to halt trading under the insider trading policy.

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Corporate Governance Highlights

Independent Board	• 9 of our 10 director nominees are independent
Board Refreshment

•   The Governance Committee has implemented a succession plan to identify highly-qualified and diverse director candidates taking into account scheduled retirements

•   Pursuant to this succession plan, the Board appointed two new independent directors—Scott McGregor and Robert Selander—reflecting our commitment to further strengthening the Board’s executive leadership, risk management, cybersecurity and information technology expertise

•   The Board periodically engages an independent consultant to facilitate its annual Board and committee self-evaluation process. In late 2017, the Board again engaged an independent consultant in connection with its annual review process to assist with the evaluation of Board and committee practices, structures, competencies, communications and effectiveness

•   The Governance Committee will continue its ongoing succession planning in 2018 to identify additional highly-qualified and diverse director candidates

•   Upon election of the Board’s nominees at the Annual Meeting, the average independent director tenure will be 5.6 years

Separate Chair and CEO Roles, with Independent Chairman

•   In September 2017, Mark Feidler was appointed to serve as Non-Executive Chairman of the Board. Mr. Feidler will continue to serve as Non-Executive Chairman following the appointment of Mark Begor as our new CEO

•   Our independent Chairman has broad powers including:

–  Calling meetings of the Board and setting meeting agendas in coordination with the CEO

–  Advising the CEO of decisions reached, and suggestions made, at executive sessions of the Board

–  Facilitating communication among the outside directors, the CEO and other members of management

–  Meeting directly with management and other employees of the Company

–  Being available for consultation and direct communication with shareholders

Annual Board Leadership Evaluation and Succession Planning

•   The Board annually reviews the leadership structure to determine whether a combined Chairman and CEO role or separate roles are in the best interests of shareholders

•   The Board annually evaluates the CEO’s performance and conducts a rigorous review and assessment of the succession planning process for the CEO and other top officers

Annual Director Election	• Each director is elected on an annual basis
Limits on Outside Board Service	• Outside directors are limited to service on four other public company boards and our CEO is limited to two other public company boards
Director and Executive Stock Ownership

•   Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer. New directors have five years to achieve the ownership requirements

•   Our new CEO and our other senior executive officers are required to own Equifax common stock with a market value of at least six and three times their base salary, respectively, within five years of assuming their respective positions

Stock Hedging and Pledging Policies

•   Our insider trading policy prohibits our directors, officers and employees from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Equifax stock

•   We prohibit executive officers and directors from pledging Equifax securities as collateral for loans (including margin loans)

Proxy Access Bylaws	• In 2017, our Board adopted a proxy access bylaw provision that allows shareholders meeting certain requirements to nominate directors and have such nominees included in the proxy statement
No “Poison Pill”	• We do not have a stockholder rights plan, or “poison pill,” plan in place
Political Engagement Oversight

•   Our Governance Committee has oversight authority regarding Company political activity (including corporate political expenditures) pursuant to our political engagement policy

•   We disclose aggregate annual political contributions made directly by the Company with corporate funds on our website

Compensation Best Practices

What We Do

 Strong emphasis on performance-based compensation

Added a cybersecurity metric to 2018 Annual Incentive Plan

Double-trigger change-in-control cash severance benefits

Double-trigger vesting of equity awards upon a change in control

Mix of short-term and long-term incentives and performance metrics

Capped annual and long-term performance-based awards

No re-pricing of underwater stock options

Enhanced compensation clawback policy with financial and reputational harm standard, including in supervisory capacity

Anti-hedging and -pledging policy for officers and directors

Independent Compensation Committee advised by independent compensation consultant

No excise tax gross-ups for new change-in-control agreements

No income tax gross-ups other than for relocation or foreign tax expenses

Meaningful share ownership requirements for senior officers

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Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the 2019 Annual Meeting. This year’s Board nominees include Mark Begor, our new CEO, and two new independent directors—Scott McGregor, former President and CEO of Broadcom Corporation, and Robert Selander, former President and CEO of Mastercard. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Director Nominees” on page 15.

MARK W. BEGOR	MARK L. FEIDLER	G. THOMAS HOUGH	ROBERT D. MARCUS	SIRI S. MARSHALL
Chief Executive Officer	Non-Executive Chairman	Retired Americas Vice	Former Chairman and	Retired SVP, General
of Equifax Inc.	Founding Partner of	Chair of Ernst & Young LLP	Chief Executive Officer of	Counsel and Chief
(effective April 16, 2018)	MSouth Equity Partners	Age: 63	Time Warner Cable Inc.	Governance & Compliance
Age: 59	Age: 61	Director since 2016	Age: 52	Officer of General Mills,
Director effective April 2018	Director since 2007	Committees:	Director since 2013	Inc.
	Committees:	Audit, Technology	Committees:	Age: 69
	Compensation, Governance		Compensation (Chair),	Director since 2006
			Governance	Committees:
Compensation,
Governance (Chair)

SCOTT A. MCGREGOR	JOHN A. MCKINLEY	ROBERT W. SELANDER	ELANE B. STOCK	MARK B. TEMPLETON
Former President and	Chief Executive Officer of	Former President and	Former Group President	Retired President and
Chief Executive Officer of	SaferAging, Inc. and Co-	Chief Executive Officer of	of Kimberly-Clark	Chief Executive Officer of
Broadcom Corporation	Founder of LaunchBox	Mastercard Incorporated	International	Citrix Systems, Inc.
Age: 61	Digital	Age: 67	Age: 53	Age: 65
Director since 2017	Age: 60	Director since 2018	Director since 2017	Director since 2008
Committees:	Director since 2008		Committees:	Committees:
Technology	Committees:		Technology	Audit, Technology
Audit,
Technology (Chair)

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PROPOSALS TO BE VOTED ON

PROPOSAL 1 Election of Director Nominees

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The 10 nominees for election listed below have consented to being named in this Proxy Statement and to serve if elected. This year’s nominees include our newly-appointed CEO and two new independent directors. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served during 2017. All except one of the directors then serving attended the 2017 annual meeting of shareholders. In addition, each nominee then serving was elected at the 2017 annual meeting of shareholders.

Our director nominees have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, knowledge, ethnicity and gender. As more fully discussed under “Director Membership Criteria and Nomination Processes” on page 23, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Presented below is biographical information for each of the nominees.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED BELOW.

Our Director Nominees

MARK W. BEGOR

Director effective April 16, 2018 Age 59	Mr. Begor was appointed as our Chief Executive Officer and as a director effective April 16, 2018. Prior to his appointment, Mr. Begor was a Managing Director in the Industrial and Business Services group at Warburg Pincus, a global private equity investment firm, since June 2016. Prior to Warburg Pincus, Mr. Begor spent 35 years at General Electric Company (“GE”), a global industrial and financial services company, in a variety of operating and financial roles. During his career at GE, Mr. Begor served in a variety of roles leading multibillion dollar units of the company, including President and CEO of GE Energy Management from 2014 to 2016, President and CEO of GE Capital Real Estate from 2011 to 2014, and President and CEO of GE Capital Retail Finance (Synchrony Financial) from 2002 to 2011. Mr. Begor served on the Fair Isaac Corporation (FICO) board of directors since 2016, but will resign in connection his appointment as our Chief Executive Officer.

Overview of Board Qualifications

Mr. Begor is being nominated for election to the Board of Directors in connection with his appointment as our Chief Executive Officer. The Board believes that it is important at this time to have the Company’s Chief Executive Officer also serve as a director. The Board values Mr. Begor’s broad depth of leadership experience, including 35 years at General Electric, and his proven track record of growing and strengthening businesses.

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MARK L. FEIDLER

Director since 2007 Age 61 Independent Non-Executive Chairman of the Board Compensation Committee Governance Committee

Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. Mr. Feidler served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007.

Other Public Directorships

 •  New York Life Insurance Company (Lead Director)

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting, technology and risk management are an important resource for our Board.

G. THOMAS HOUGH

Director since 2016 Age 63 Independent Audit Committee Technology Committee

Retired Americas Vice Chair of Ernst & Young LLP, an international public accounting firm. Based in New York, he was Vice Chair of Assurance Services of Ernst & Young from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined Ernst & Young in 1978 and became a partner in 1987. During his career at Ernst & Young, he led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000.

Other Public Directorships

 •  Publix Super Markets, Inc.

 •  Federated Fund Family

Overview of Board Qualifications

Mr. Hough brings invaluable experience in audit, accounting, finance and corporate governance. His background in financial accounting and risk management, including leadership experience at a major international accounting firm, is of particular importance to our Board.

ROBERT D. MARCUS

Director since 2013 Age 52 Independent Compensation Committee (Chair) Governance Committee

Former Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, from January 2014 to May 2016. He was named a director of Time Warner Cable Inc. in July 2013 and served as President and Chief Operating Officer from 2010 to 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he held various senior positions from 1998. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.

Other Public Directorships

 •  Ocean Outdoor Limited

Overview of Board Qualifications

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position as Chairman and CEO of Time Warner Cable, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in legal and regulatory matters are an important resource for our Board.

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SIRI S. MARSHALL

Director since 2006 Age 69 Independent Compensation Committee Governance Committee (Chair)

Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, where she served in that position from 1994 until her retirement in January 2008. She is on the Board of Directors of Direct Relief and the Yale Law School Center for the Study of Corporate Law, and on the Board of Advisors of Manchester Capital Management, Inc. During the past five years, Ms. Marshall also served as a director of Alphatec Holdings, Inc., provider of spinal fusion technologies, BioHorizons, Inc., a dental implant and biologics company, and as a Distinguished Advisor to the Straus Institute for Dispute Resolution. In February 2011, Ms. Marshall received the Sandra Day O’Connor Board Excellence Award from DirectWomen.

Other Public Directorships

 •  Ameriprise Financial, Inc.

Overview of Board Qualifications

Ms. Marshall’s over 13 years of executive experience at General Mills provides a valuable perspective on our organizational management, legal, compliance, regulatory and government affairs, consumer products business and corporate governance. The Board particularly values her broad experience with other public company boards, including as a director of a large financial institution, as well as her perspective and insight gained through her service on the executive, compensation and governance committees of other public companies and her leading role in corporate law and dispute resolution matters.

SCOTT A. MCGREGOR

Director since 2017 Age 61 Independent Technology Committee

Former President, Chief Executive Officer and Director of Broadcom Corporation, a world leader in wireless connectivity, broadband and networking infrastructure. Mr. McGregor served in those positions from 2005 until the company was acquired by Avago in 2016. From 2016 to 2017, Mr. McGregor served on the board of directors of Xactly Corporation. Mr. McGregor served on the board of directors of Ingram Micro, Inc. from 2010 to 2016. From 2001 to 2005, Mr. McGregor served as President and Chief Executive Officer of the Philips Semiconductors division of Royal Philips Electronics. Prior thereto, Mr. McGregor was head of Philips Semiconductors’ Emerging Business unit from 1998. Mr. McGregor served in various senior management positions of Santa Cruz Operations, Inc. from 1990 to 1997.

Other Public Directorships

 •  Applied Materials, Inc.

Overview of Board Qualifications

Mr. McGregor has extensive executive management, cybersecurity, information technology and risk management experience gained in over ten years as President and Chief Executive Officer of Broadcom and in senior positions at Royal Philips Electronics. This experience is particularly important to us as we continue to focus on strengthening our data protection systems and cybersecurity defenses.

JOHN A. MCKINLEY

Director since 2008 Age 60 Independent Audit Committee Technology Committee (Chair)

Chief Executive Officer of SaferAging, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. Mr. McKinley was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology officer at a number of leading global companies. These skills are highly relevant to the Board’s oversight of risks and opportunities in our technology operations, including data and cybersecurity, risk management and capital investments. The Board also values his technology and industry experience gained from his twelve years as a partner in Ernst & Young’s financial services technology practice, as well as his entrepreneurial insights.

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ROBERT W. SELANDER

Director since 2018 Age 67 Independent

Former President and Chief Executive Officer of Mastercard Incorporated and Mastercard International from 1997 to 2010. He joined Mastercard International Inc. in 1994, where he served as President of Mastercard’s Europe, Middle East, Africa and Canada regions until his appointment as President and Chief Executive Officer. Prior to Mastercard, he spent 20 years with Citicorp/Citibank, N.A., where he held several leadership positions including managing parts of Citibank’s Consumer Financial Services business in the United States, Brazil, Puerto Rico and the United Kingdom.

Other Public Directorships

 •  HealthEquity, Inc. (Non-Executive Chairman)

 •  The Western Union Company

Overview of Board Qualifications

Mr. Selander has extensive global business, leadership and financial services experience gained in over 13 years as President and Chief Executive Officer of Mastercard Incorporated and Mastercard International and in senior positions at Citibank. Mr. Selander also has substantial board of director experience having served as a director of Mastercard Incorporated, Mastercard International, the Hartford Financial Services Group, Inc., The Western Union Company and HealthEquity, Inc.

ELANE B. STOCK

Director since 2017 Age 53 Independent Technology Committee

Former Group President of Kimberly-Clark International, a division of Kimberly-Clark Corporation, a leading global consumer products company. She served in that position from 2014 until January 2017. From 2012 to 2014, Ms. Stock was the Global President for Kimberly-Clark Professional, and from 2010 to 2012, she was the Chief Strategy Officer of Kimberly-Clark Corporation. Prior to Kimberly-Clark, Ms. Stock was the National Vice President of Strategy for the American Cancer Society from 2008 to 2010 and Regional Manager of Georgia Pacific’s (Koch Industries) Color-Box business from 2007 to 2008. From 1992 to 2001 and 2005 to 2007, she held progressive management positions at McKinsey & Company.

Other Public Directorships

 •  YUM! Brands, Inc.

Overview of Board Qualifications

Ms. Stock brings extensive strategy, diversified operations and multi-national experience in leading global consumer and B2B businesses. Her expertise in branding, marketing, sales, strategic planning and international business development is particularly important as Equifax develops and markets new products and services for consumers and businesses across the world.

MARK B. TEMPLETON

Director since 2008 Age 65 Independent Audit Committee Technology Committee

Retired Chief Executive Officer, President and Director of Citrix Systems, Inc., a global software development firm. He served as Chief Executive Officer and President of Citrix Systems, Inc. from 2001 to 2015 and 1998 to 2015, respectively. From 1995 to 1998, Mr. Templeton served as Vice President, Marketing, of Citrix Systems, Inc. Prior to Citrix Systems, Inc., he served as Executive Vice President for Softblox, Inc., a software company, from 1993 to 1994 and Vice President, Marketing for Keyfile Corporation, a group collaboration software company, from 1991 to 1993.

Other Public Directorships

 •  Keysight Technologies, Inc.

 •  Arista Networks Inc.

Overview of Board Qualifications

The Board highly values Mr. Templeton’s operating experience, leadership and perspective in business strategy, operations, technology and business growth. His counsel and insight in cybersecurity as well as technology opportunities and risks, particularly in the development and global marketing of advanced technology products, has direct application to our emphasis on technology and cybersecurity defense.

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Board Skills Matrix

The Board skills matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of the skills of our directors standing for election.

Experience, Expertise or Attribute	Begor	Feidler	Hough	Marcus	Marshall	McGregor	McKinley	Selander	Stock	Templeton
Executive Leadership & Business Operations
CEO Experience
CFO Experience
CTO Experience
EFX Industry Knowledge
Technology/Cybersecurity
Finance/Financial Industry
Accounting
Risk Management
International Business
Strategy Development
Mergers & Acquisitions
Consumer Marketing
Legal/Regulatory
Corporate Governance

BOARD LEADERSHIP & CORPORATE GOVERNANCE

Equifax Corporate Governance

Our Board of Directors and management team are committed to achieving and maintaining high standards of corporate governance, ethics and integrity. We conduct our business in a manner that is socially responsible, value-based and in compliance with the law. We periodically review our governance policies and practices against evolving standards and make changes as appropriate. We also value the perspectives of our shareholders and other stakeholders, including our employees and the communities in which we operate, and take steps to implement their points of view when warranted.

Investor engagement over the last several years has prompted review of and changes to our governance practices, and our Board remains committed to continuous improvement. See “Corporate Governance Highlights” on page 13 for a summary of our key governance practices. In addition, following the 2017 cybersecurity incident, we conducted investor outreach meetings with shareholders representing approximately 55% of our shares. Our Non-Executive Chairman, Mark Feidler, and Siri Marshall, our Governance Committee Chair, undertook responsibility to engage in one-on-one meetings with investors and discuss concerns surrounding the cybersecurity incident directly with shareholders. Those conversations provided valuable insight that has informed the Board’s decision-making on several of the improvements to our corporate governance described in this Proxy Statement, including the enhanced clawback policy with a financial and reputational harm standard.

The following sections summarize our corporate governance policies and practices including our Board leadership structure, our criteria for director selection and the responsibilities and activities of our Board and its committees. Our corporate governance documents, including the Governance Guidelines, our Board committee charters and our Code of Ethics and Business Conduct applicable to directors, officers and employees, are available at https://www.equifax.com/about-equifax/corporate-governance, or in print upon request to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. The Code of Ethics and Business Conduct provides our policies and expectations on a number of topics, including our commitment to good citizenship, providing transparency in our public disclosures, prohibiting insider trading, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws and operating with integrity in all that we do. There were no waivers from any provisions of our Code or amendments applicable to any Board member or executive officer in 2017.

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Board Leadership Structure

The Board annually reviews its leadership structure, and our governance documents provide the Board with the flexibility to select the appropriate leadership structure for us at any given time. The Company previously combined the roles of Chairman and CEO. In light of the 2017 cybersecurity incident, and simultaneous with the appointment of our interim CEO, the Board determined to adjust its leadership structure to separate the roles of Chairman and CEO. Mark Feidler, who had previously served as a leader for the independent directors in his role as Presiding Director, was elected to the role of Non-Executive Chairman. The Board concluded that this new structure would allow our then-interim CEO to focus his attention on leading the Company’s strategic transformation and efforts to rebuild trust with shareholders, consumers, customers and other stakeholders.

In connection with the appointment of Mr. Begor as our new CEO, the Board re-evaluated the leadership structure and determined to retain the current structure of separate Chairman and CEO roles, with Mr. Feidler continuing to serve as our independent Non-Executive Chairman. This structure provides for direct independent oversight of management and clearly delineates the role of the Board as a source of insight and oversight for management. The Board believes this leadership structure, which also includes a majority independent Board and fully independent Board committees, best serves the objectives of the Board’s independent oversight of the Company’s business and affairs at this time.

NON-EXECUTIVE CHAIRMAN OF THE BOARD Mark Feidler (appointed September 26, 2017)

The role and responsibilities of Non-Executive Chairman include:

•	Calling meetings of the full Board or of the non-management directors

•	Establishing the agenda for each Board meeting, in coordination with the CEO

•	Presiding at all sessions of the Board

•	Advising the CEO of decisions reached and suggestions made at the executive sessions of the non-management directors

•	Meeting directly with management and other employees of the Company

•	Calling special meetings of shareholders

•	Presiding at meetings of shareholders

•	Consulting and directing communication with shareholders, as appropriate

•	Facilitating communication between the directors and with the CEO

Annual Self-Evaluations

Our Board continually seeks to improve its performance. We have a rigorous annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and practices and identify areas for improvement. Our Governance Committee annually discusses what format to use for the Board evaluation.

Board Evaluation for 2017-2018

The Board periodically engages an independent consultant to facilitate its annual Board and committee self-evaluation process. For the 2017-2018 review cycle, the Board determined it was appropriate to engage an independent consultant, which concluded in the first quarter of 2018. In connection with the 2017-2018 self-evaluation process, the directors participated in one-on-one discussions with the independent consultant and discussed, among other things, opportunities to strengthen the effectiveness of the Board’s practices, structures, competencies and communications. The independent consultant reviewed the evaluation results with the full Board of Directors in February 2018.

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Committees of the Board of Directors

The Board has four standing committees, all of which are comprised of independent directors as defined in the NYSE rules. The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. In 2017, the full Board held 26 meetings, 23 of them after being informed of the 2017 cybersecurity incident, reflecting the intense focus of the Board on matters related to the cybersecurity incident.

		Committee Memberships
Name and Occupation	Independent	Audit	Compensation	Governance	Technology
Robert D. Daleo(1)
Walter W. Driver, Jr.(1)
Mark L. Feidler
G. Thomas Hough
L. Phillip Humann(1)
Robert D. Marcus
Siri S. Marshall
Scott A. McGregor
John A. McKinley
Robert W. Selander(2)
Elane B. Stock
Mark B. Templeton
Meetings held in 2017		6	5	4	5

= Non-Executive Chairman

= Audit Committee Financial Expert

= Committee Chair

(1)	Messrs. Daleo, Driver and Humann will serve on the committees indicated through the 2018 Annual Meeting, but are not standing for re-election.
(2)	Mr. Selander was appointed to the Board on March 20, 2018 and has not yet been appointed to serve on a committee.

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Each committee operates pursuant to a written charter which is available on the Company’s website at www.equifax.com/about-equifax/corporate-governance. Following the 2017 cybersecurity incident, the Board approved amendments to the Technology and Audit Committee charters to enhance the Board’s oversight of cybersecurity risk. See “Proxy Summary—How Equifax is Working to Regain Your Trust” above and “Board Oversight of Risk” below for more information on these enhancements. The following summarizes the oversight responsibilities of each committee:

Audit Committee	•	Direct authority to appoint, review and discharge our independent auditors
	•	Reviews and pre-approves the services provided by our independent auditors and reviews the independence of that firm
	•	Reviews our audited and unaudited financial statements, earnings press releases and financial information and discusses the same with our independent auditors and management
	•	Reviews the integrity of our financial reporting process and the adequacy and effectiveness of our financial and information technology controls
	•	Oversees our regulatory compliance program and administers our Code of Ethics and Business Conduct
	•	Reviews our policies related to enterprise risk assessment and risk management
	•	Oversees our internal audit function
	•	Meets separately with the internal and external auditors to ensure full and frank communications with the Committee
Coordinates with the Technology Committee on risk management with respect to cybersecurity
Compensation Committee	•	Approves and oversees our executive compensation programs and policies
	•	Determines executive officer compensation
	•	Conducts an annual risk assessment of our compensation programs
	•	Approves employee compensation and benefit plans
	•	Monitors the effectiveness and funded status of our retirement and 401(k) plans
	•	Advises management and the Board on succession planning and other significant human resources matters
Governance Committee	•	Reviews and makes recommendations to the Board regarding director nominees and director independence
	•	Makes recommendations to the Board with respect to Board and committee organization, membership and function
	•	Oversees an annual review of the effectiveness of the Board and its committees
	•	Recommends to the Board, and monitors compliance with, our Governance Guidelines and other corporate governance matters
	•	Exercises oversight of director compensation program and makes recommendations on such compensation for approval of the Board
Technology Committee		Oversees cybersecurity and technology-related risk management
	•	Oversees our technology strategy and significant technology investments
Receives regular reports directly from the CISO, the Chief Technology Officer and the internal audit department, including in executive session without other members of management present
	•	Makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies
Oversees engagement of outside advisors to review the Company’s cybersecurity program
	•	Provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, key competitor and partnership strategies and security concerns

Director Independence

Our Governance Guidelines provide that a substantial majority of our Board should be independent. Our Guidelines for Determining the Independence of Directors, which may be accessed on our website at www.equifax.com/about-equifax/corporate-governance, meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

The Board has affirmatively determined that all director nominees (other than our new CEO, Mr. Begor) are independent under the applicable NYSE listing standards, SEC rules and our Guidelines for Determining the Independence of Directors. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. The Board views the independence analysis as an ongoing consideration and will continue to monitor these relationships.

Each director is an equal participant in decisions made by the full Board. All of our standing Committees are comprised solely of independent directors.

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Board Refreshment and Succession Planning

The Governance Committee regularly assesses the requirements of the Board and makes recommendations regarding its size, composition and structure. The Governance Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, skill sets, expertise and reflecting a diversity of experiences, gender, ethnicity and age. As part of its ongoing strategic review regarding Board refreshment, the Governance Committee seeks to anticipate future needs for expertise in new and emerging markets, technology, security and regulatory compliance, while also enhancing the diversity on our Board.

Since the cybersecurity incident, the Governance Committee and the Board have actively sought new directors that can provide valuable guidance as the Company continues to focus on strengthening the Company’s data protection systems and cybersecurity defenses and rebuilding the trust of consumers, shareholders, customers and other stakeholders. The Board believes that the addition of Scott McGregor in October 2017 and Robert Selander in March 2018 provides not only additional exceptional executive management experience, but also enhanced expertise in data security, cybersecurity, information technology and risk management.

Board Tenure and Refreshment

Pursuant to our Bylaws and Governance Guidelines, we have a mandatory retirement age of 72 (65 for employee-directors) after which a director will not be elected or re-elected unless he or she continues in a position or in business or professional activities or possesses special qualifications that the Governance Committee and Board determine would be of substantial benefit to the Company. The following table shows the tenure of our non-management directors, which is well distributed to create a balanced Board, with four new independent directors joining the Board over the last two years. Since 2013, we have decreased the average tenure of our independent director nominees from 10.4 years to 5.6 years. Individual and average tenure information for our Board (following election of the nine independent director nominees named in this Proxy Statement at the Annual Meeting) is as follows:

Director Membership Criteria and Nomination Processes

Process for Identifying and Evaluating Director Nominees

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds in the manner it deems appropriate to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management or other advisors to the Company, and recommendations by shareholders. The Governance Committee Chair and Non-Executive Chairman are provided with copies of the resumes for any potential candidates so identified and review them as appropriate with the Governance Committee, our CEO and the full Board. Messrs. Begor, McGregor and Selander were each identified as potential candidates by an independent executive search consultant.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, these criteria include, among other things, a director candidate’s integrity and ethical standards, independence from management, the ability to provide sound and informed judgment, a history of achievement that reflects superior standards and willingness to commit sufficient time. With respect to recent additions to the Board, the Governance Committee was also very focused on expertise in data security, cybersecurity and information technology. Going forward, cybersecurity will be one of the skills that the Governance Committee will consider in its assessment of Board membership criteria. The Governance Committee and the Board also consider whether the candidate is independent under the standards described under “Director Independence” on page 22 and whether the candidate is financially literate.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through,

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among other things, diversity in gender, age, ethnicity and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

Directors are limited to service on five public company boards, including our Board. Audit Committee members may not serve on the audit committee of more than three public companies absent a Board determination that such service will not impair the ability of such member to serve effectively on the Company’s Audit Committee. In addition, when our CEO is a member of the Board, he or she may not serve on more than three public company boards, including our Board.

Procedures for Shareholders to Recommend Director Nominees

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders using the same process that applies to candidates identified by other sources. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee by December 3, 2018, c/o Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of our Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “How do I submit a proposal or director nominee for the Annual Meeting of Shareholders in 2019?” on page 73. A copy of our Bylaws is available on our website at www.equifax.com/about-equifax/corporate-governance or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Director Orientation and Continuing Education

Upon joining our Board, directors participate in an orientation program regarding our Company, including business operations, strategy, regulation, governance and company policies. Members of our senior management regularly present reports at Board meetings and review the operating plan and strategy of each of our business units and the Company as a whole, as well as provide periodic training sessions regarding regulatory compliance and governance issues. The Board also conducts periodic visits to our key facilities and Board members will participate in crisis management simulations and/or training with management. Board members also may attend outside director continuing education programs at Company expense to assist them in keeping pace with developments in corporate governance and critical issues relating to the operations of public company boards. Following the 2017 cybersecurity incident, the Board implemented enhanced Board-level engagement with respect to data security education and crisis management planning, including in connection with our new director orientation program.

Management Succession Planning and Talent Development Process

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. Following the 2017 cybersecurity incident, our previous CEO, Rick Smith, retired, and the Board appointed Paulino do Rego Barros, Jr. as interim CEO. The Board then began a search for a new permanent CEO, considering candidates both from within and outside the Company. The Board engaged an executive search firm to assist in connection with the search. As a result of the search, on March 27, 2018, the Board appointed Mark Begor as our new CEO effective April 16, 2018. Mr. Begor’s background, experience and qualifications are directly in line with the criteria the Board identified as critical as part of its CEO succession plan.

As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated and strategic talent is leveraged to focus on current and new business imperatives. In light of the recent appointment of a new CEO, the Compensation Committee will undertake refreshed succession and development plans, which will include continued practices such as monitoring each of the CEO’s direct reports for high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Compensation Committee and the Board also review the foregoing in executive session on a regular basis.

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How We Manage Risk

We have a comprehensive enterprise-wide risk management (“ERM”) program focused on the application of controls over the following areas:

• operational	• reputational	• data security
• financial	• technology	• strategic
• legal and regulatory compliance	• privacy	• other risks that could adversely affect our business

The implementation and execution of our ERM program is supervised by the director of our internal audit department, with each business unit and corporate support unit having primary responsibility for assessing and mitigating risks within its respective areas of responsibility.

In an effort to strengthen our ERM program, we are in the process of implementing a new enterprise risk management framework, based on the “three lines of defense” model for establishing effective checks and balances, which is used by leading financial institutions.

LINES OF DEFENSE

1.	2.	3.
OPERATIONAL	RISK OFFICE	INTERNAL AUDIT DEPARTMENT

The first line of defense, the operational line, is the business unit or corporate support unit, such as IT, data security, finance and human resources. Business unit and corporate support unit leaders are directly responsible for and manage risks.	The second line of defense provides risk oversight, which will be primarily conducted through the recently established Risk Office. The Risk Office will have a direct reporting line to the Board of Directors. The Risk Office will be responsible for establishing risk frameworks, policies and standards, performing independent risk-based monitoring and testing, and independently identifying and assessing material risks, including IT and data security risks.	The third line of defense, the internal audit department, as supplemented by third party support, will audit the effectiveness of the oversight of the second line of defense and perform direct audits of the first line of defense. Internal audit will be responsible for providing the Audit and Technology Committees and senior management with an independent assessment and assurance regarding the design and effectiveness of the risk management framework.

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Board Oversight of Risk

Our Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The risk management roles and responsibilities of the Board and its committees are:

BOARD OF DIRECTORS
•	Monitors our “tone at the top” and risk culture and oversees emerging strategic risks
•	On an annual basis, the Board performs an enterprise risk assessment with management to review the principal risks facing the Company and monitors the steps management is taking to map and mitigate these risks
	–	The Board then sets the general level of risk appropriate for the Company through business strategy reviews
	–	Risks are assessed throughout the business, focusing on (i) financial, operational and strategic risk, and (ii) ethical, legal, privacy, data security (including cybersecurity), regulatory and other compliance risks

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2017 Cybersecurity Incident and Board Oversight

Under the Board’s leadership and oversight, prior to the cybersecurity incident, the Company had devoted significant resources to implementing and operating a comprehensive data security program based on recognized industry standards and frameworks. The program consisted of administrative, physical and technical safeguards that were regularly reviewed and enhanced given the evolving cybersecurity threat environment. The safeguards included specialized personnel, extensive policies, workforce education and investments in technology-based capabilities and processes to identify and respond to vulnerabilities and other threats.

In connection with these efforts, we incurred significant costs and expect to incur additional significant costs as we take further steps to prevent unauthorized access to our systems and the data we maintain. Our continued security enhancement efforts are designed to both address the identified causes of the cybersecurity incident, and to position Equifax as an industry leader in cybersecurity going forward.

The Company and the Board took a number of actions in the response to the 2017 cybersecurity incident to strengthen the Company’s cybersecurity posture and to enhance Board oversight:

Heightened Board-Level Engagement

Since the cybersecurity incident was first reported to the Board, the Board and its committees have met over 75 times, in addition to numerous informal update sessions, reflecting the intense focus of the Board on matters related to the cybersecurity incident.

We implemented enhanced Board-level engagement on cybersecurity, with heightened Board attention to cybersecurity risks and trends and the Company’s approach to managing those risks.

Broadened Technology Committee Responsibilities

The Board broadened the Technology Committee’s scope to specifically include oversight of cybersecurity and technology-related risks and management’s efforts to monitor and mitigate those risks. In addition, the Board structured the Technology Committee’s oversight of data in a manner more similar to the Audit Committee’s oversight of the Company’s financial risks. As contemplated under its revised charter, the Technology Committee will engage an independent cybersecurity expert in order to gather insight on data security and technology issues and assess security remediation efforts within the Company.

Formed Special Committee

The Board formed a Special Committee in September 2017 to conduct an independent review of the cybersecurity incident, the Company’s response to it and all relevant policies and practices. See “Proxy Summary—How Equifax is Working to Regain Your Trust” on page 9 and “Review of Trading in Equifax Securities” on page 12.

Enhanced Cybersecurity Defenses

We continue to take significant steps to enhance our data security infrastructure and defenses. These enhancements include new and improved technical controls and procedures, the additional use of outside third party experts as well as personnel changes.

The personnel changes include hiring a new Chief Information Security Officer and adding other new security department personnel.

Enhanced Risk Escalation and Disclosure Controls

We enhanced our risk escalation processes to support rapid escalation and internal notification of cybersecurity incidents.

We have also enhanced our disclosure controls and procedures and related protocols to specifically provide that cybersecurity incidents are promptly escalated and investigated and reported to senior management, and where appropriate, to the Board of Directors.

Implemented Changes to ERM Program

As noted above, we are in the process of implementing a new ERM framework based on the three lines of defense model for establishing effective checks and balances, which is used by leading financial institutions.

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Related Person Transaction Policy

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”), where the amount of the transaction is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the Related Person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	the benefits to the Company;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Shareholders

During 2017, the Company was not a participant in any transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any Related Person had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” beginning on page 30 and “Director Compensation” on page 61.

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PROPOSAL 2	Advisory Vote to Approve Named Executive Officer Compensation

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 30. This vote is commonly referred to as “say-on-pay.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Our 2017 executive compensation program aligned closely with our performance and shareholder interests following the 2017 cybersecurity incident. Furthermore, we took actions and made changes to our compensation program in response to the incident.

We continue to provide competitive pay opportunities that reflect best practices and strong governance standards (See pages 34-35 for details)	•	The Compensation Committee annually reviews our executive compensation program to ensure that it provides competitive pay opportunities for executives who have continued to drive operating performance and that the program demonstrates a commitment to strong corporate governance. Attracting and retaining the right talent remains a very high priority, and increased challenge, for us as we refocus our efforts following the cybersecurity incident
	•	The Committee establishes appropriate performance targets based on our strategic and operating plans and achievement of targets in the prior year
	•	The Committee retains an external, independent compensation consultant to assist in aligning our program with our shareholders’ interests and current market practices, and to guard against programs that create any inappropriate or excessive risk likely to have a material adverse effect on the Company
Our performance-based compensation program demonstrated alignment with performance and shareholders’ interests following the 2017 cybersecurity incident (See page 32 for details)	•	In response to the cybersecurity incident, the Board exercised its negative discretion to eliminate approximately $1.3 million of payments to our NEOs under the 2017 AIP
	•	Because all LTI is denominated in equity, it declined in value at least commensurate with stock price decline after the announcement. Further, because all LTI awards except RSUs are subject to performance and can result in no payout if goals are not met or stock option exercise price is not exceeded, most award values declined even more precipitously:
		–	The 2016 performance share grant that measures three-year relative TSR was tracking below threshold (no payment) at December 31, 2017 and March 15, 2018
		–	The 2017 performance share grant that measures three-year relative TSR was tracking below threshold (no payment) at December 31, 2017 and between threshold and target (55% of target) on March 15, 2018
		–	The 2017 performance share grant that measures three-year cumulative Adjusted EPS was tracking below threshold (no payment) at December 31, 2017 and March 15, 2018
		–	Stock options granted in 2017 were underwater (exercise price above the stock price) as of December 31, 2017 and March 15, 2018
We made changes to our 2018 compensation program in response to the 2017 cybersecurity incident (See pages 44-45 for details)	•	The Compensation Committee added a cybersecurity performance measure to the 2018 AIP that can reduce, but not increase, payouts based on performance against our goals
	•	The Committee eliminated performance shares tied to three-year cumulative Adjusted EPS from the LTI to avoid any incentive to limit spending on cybersecurity
We enhanced our Clawback Policy (See pages 43-44 for details)	•	In March 2018, the Board adopted an enhanced compensation clawback policy that allows the Company to recover incentive compensation in the event of misconduct or failure of oversight that results in significant financial or reputational harm

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Quick Reference

To assist shareholders in finding important information, this Compensation Discussion and Analysis (CD&A) section is organized as follows:

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 46 of this Proxy Statement. The NEOs are:

NEO	Position in 2017	Years in Position at End of 2017 (rounded)	Years of Service at End of 2017 (rounded)
Paulino do Rego Barros, Jr.	Interim Chief Executive Officer	<1	8
John W. Gamble, Jr.	Corporate Vice President and Chief Financial Officer	4	4
John J. Kelley III	Corporate Vice President, Chief Legal Officer and Corporate Secretary	5	5
Rodolfo O. Ploder	President, Workforce Solutions	2	14
Joseph M. Loughran III	President, U.S. Information Solutions	1	12
Richard F. Smith	Former Chairman and Chief Executive Officer (retired on September 26, 2017)	n/a	n/a

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Executive Summary

Our Incentive Programs Tie Pay Outcomes to Our Financial Performance

The 2017 metrics that were established in the first quarter of 2017 (prior to the discovery of the cybersecurity incident) were:

Annual Incentive Plan (AIP) Opportunity

Plan Components:	•	Financial Performance Measures: Corporate Operating Revenue (15%) and Corporate Adjusted EPS (65%)
	•	Individual Performance Measures: Individual Goals (20%)
	•	Certain of our NEOs had roles for portions of 2017 in which their AIP outcomes were tied to specific business unit-level financial goals as described under “Analysis of 2017 Compensation Decisions” on page 35
Key Financial Performance Metrics:	•	Based on the Company’s attainment of objective, pre-established financial and individual performance goals
		–	Corporate Operating Revenue measures business growth
		–	Corporate Adjusted EPS measures the profitability of such growth*

Long-Term Incentive (LTI) Plan Opportunity

Plan Components:	•	Total shareholder return (TSR) performance shares (25%)
	•	Adjusted EPS performance shares (25%)
	•	RSUs (25%)
	•	Stock options (25%)
Key Financial Performance Metrics:	•	For TSR performance shares, three-year cumulative TSR relative to companies included in the S&P 500 Index (of which we are a member) provides a broad index for comparison and alignment with shareholder investment choices
	•	Adjusted EPS performance shares align with shareholder interests as higher cumulative Adjusted EPS results in higher returns for shareholders as well as ensuring a correlation between performance and payouts

*	Corporate Adjusted EPS for 2017 as reported in this Executive Compensation section is a non-GAAP financial measure used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Operating Revenue and Corporate Adjusted EPS are adjusted to be stated in constant dollars at our budgeted 2017 foreign exchange rates. Corporate Adjusted EPS is further adjusted to add back expenses related to the 2017 cybersecurity incident.

Say-on-Pay Voting Results in 2017

In determining executive compensation, our Compensation Committee considers the results of the most recent annual shareholder advisory vote on executive compensation or “say-on-pay” vote. In 2017, approximately 95% of the votes cast approved our executive compensation program, which aligned with our expectations based on feedback gathered in our conversations with investors. The Committee initially continued its general approach to executive compensation for 2017. However, following the cybersecurity incident, the Committee re-evaluated our compensation practices and talent needs. We also held direct conversations with our shareholders regarding the importance of continuing to link compensation to our operating objectives and to the enhancement of shareholder value after the incident. We describe on pages 44-45 the changes we made to our executive compensation program based on this input from shareholders. The Committee continues to take steps to ensure that pay opportunities are performance-based, with a mix of fixed and at-risk variable pay.

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Decline in Value of Incentives Demonstrates Intended Link to Performance

Our performance-based executive compensation program operated as designed to align executive pay with performance. Following the public announcement of the cybersecurity incident, the value of LTI awards declined significantly, consistent with our strong performance-based program design:

•	Because all LTI is denominated in equity, it declined in value at least commensurate with stock price decline after the announcement. Further, because all LTI awards except RSUs are subject to performance and can result in no payout if goals are not met or stock option exercise price is not exceeded, most award values declined even more precipitously:

	–	The 2016 performance share grant that measures three-year relative TSR was tracking below threshold (no payment) at December 31, 2017 and March 15, 2018

	–	The 2017 performance share grant that measures three-year relative TSR was tracking below threshold (no payment) at December 31, 2017 and between threshold and target (55% of target) on March 15, 2018

	–	The 2017 performance share grant that measures three-year cumulative Adjusted EPS was tracking below threshold (no payment) at December 31, 2017 and March 15, 2018

	–	Stock options granted in 2017 were underwater (exercise price above the stock price) as of December 31, 2017 and March 15, 2018

•	The value of the 2015 equity grant nonetheless exceeded the target value of the grant award due to significant long-term TSR outperformance which exceeded late 2017 share price declines. The Compensation Committee did not have discretion to reduce or eliminate these payouts

The table below compares the value of the 2017 AIP and outstanding LTI awards as of September 1, 2017 (prior to announcement of the cybersecurity incident) to the value of such awards as of December 31, 2017:

(1)	The table above reflects the following: (i) outstanding AIP and LTI compensation values for all NEOs except the former CEO; (ii) value for 2017 AIP as of September 1, 2017 assumes each NEO would have attained “achieves expectations” for his individual results and is based upon expected 2017 financial results as of such date; (iii) value for TSR performance shares assumes payout at the relative performance level achieved as of the applicable date; and (iv) value for Adjusted EPS performance shares assumes payout based on expected achievement of the performance measure as of the applicable date.

Compensation Actions Taken In Response to Cybersecurity Incident

Following the 2017 cybersecurity incident, the Company’s main goal for 2018 is rebuilding the trust of consumers, shareholders, customers and other stakeholders. As a leading global provider of information solutions and human resources business process outsourcing services for businesses, governments and consumers, we know how important it is that we protect the data with which we are entrusted. Our Compensation Committee and full Board determined it was appropriate to take the following compensation actions following the cybersecurity incident:

•	Eliminated 2017 Annual Incentive Compensation. Notwithstanding the achievement of corporate and business unit financial goals, the Board exercised negative discretion and determined that our NEOs would not receive any payout under the 2017 AIP. (See pages 37-38 for details)

•	Adopted Enhanced Clawback Policy. In March 2018, the Board adopted an expanded compensation recovery and recoupment policy. Under the revised policy, the Board may recover incentive compensation awarded to employees in the event of misconduct or failure of oversight that results in significant financial or reputational harm. (See pages 43-44 for details)

•	Made Changes to 2018 Compensation Program. Following a thorough review and taking into account the cybersecurity incident, the Compensation Committee decided to make changes to the executive compensation program for 2018:

	–	The Committee added a cybersecurity performance measure as one of the metrics to evaluate performance of executives under the 2018 AIP. Achievement of this cybersecurity metric cannot increase the executive’s compensation, but failure to meet it will decrease the award. (See pages 44-45 for details)

	–	The Committee changed the 2018 LTI award mix to consist of performance shares tied to three-year relative cumulative TSR (weighted 50%), stock options (25%) and time-based RSUs with a three-year cliff vesting schedule (25%). The Committee eliminated the performance shares tied to three-year cumulative Adjusted EPS to avoid any incentive to limit spending on cybersecurity. (See pages 44-45 for details)

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Shareholder Outreach and Engagement

The Committee considers shareholder feedback in its review of our compensation program, as well as compensation plan and benchmarking advice from its independent compensation consultant.

In addition to our regular Board-directed shareholder engagement program, following the September 2017 announcement of the cybersecurity incident we conducted investor outreach meetings with shareholders representing approximately 55% of our shares. Non-Executive Chairman Mark Feidler and Governance Committee Chair Siri Marshall participated in one-on-one investor meetings, during which we discussed the cybersecurity incident, the Board’s oversight of the Company’s response and remediation efforts and corporate governance and executive compensation, among other issues. In response to feedback from shareholders, we adopted an enhanced clawback policy including a financial and reputational harm standard and added a cybersecurity performance measure as one of the metrics to evaluate performance of executives under the 2018 Annual Incentive Plan. See “Policies on Clawback of Incentive Compensation” on pages 43-44 for more discussion on the enhanced clawback policy.

As part of our shareholder engagement program, we discuss a range of topics with investors, including executive compensation. During 2016, the Compensation Committee had undertaken a holistic review of our LTI program. After taking into account shareholder feedback to consider an additional LTI performance measure, the Committee had changed the 2017 LTI award mix to consist of performance shares tied to three-year relative cumulative TSR (weighted 25%), performance shares tied to three-year cumulative Adjusted EPS (25%), stock options (25%) and time-based RSUs with a three-year cliff vesting schedule (25%).

Following the 2017 cybersecurity incident, the Compensation Committee undertook another comprehensive review of our short- and long-term incentive compensation program with the assistance of its independent compensation consultant. The Committee took into consideration the perspective of our shareholders, many of whom were supportive of our efforts to ensure our compensation program provides appropriate incentives for executives with responsibility for managing data security. The Committee also considered shareholder feedback regarding the appropriate LTI metrics for the Company’s program in view of the cybersecurity incident. Following this review, the Committee made certain design changes for 2018 that took into account shareholder feedback. These design changes are discussed on pages 44-45 under “Actions Taken with Respect to 2018 Compensation.”

Based on shareholder recommendations, we continue to enhance our proxy disclosures regarding changes to executive compensation programs. Going forward, the Company will maintain an active dialogue with shareholders and continue to evaluate and integrate feedback into Board discussions, including topics such as metrics that drive the NEOs’ short and long-term incentive compensation.

Compensation Best Practices

What We Do

 Strong emphasis on performance-based compensation

Added a cybersecurity metric to 2018 Annual Incentive Plan

Double-trigger change-in-control cash severance benefits

Double-trigger vesting of equity awards upon a change in control

Mix of short-term and long-term incentives and performance metrics

Capped annual and long-term performance-based awards

No re-pricing of underwater stock options

Enhanced compensation clawback policy with financial and reputational harm standard, including in supervisory capacity

Anti-hedging and -pledging policy for officers and directors

Independent Compensation Committee advised by independent compensation consultant

No excise tax gross-ups for new change-in-control agreements

No income tax gross-ups other than for relocation or foreign tax expenses

Meaningful share ownership requirements for senior officers

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How We Determine the Total Amount of Compensation

Role of the Compensation Committee, Management and Compensation Consultants in Determining Executive Compensation

For information on how the Compensation Committee works with management and independent compensation consultants in making executive pay decisions, see “Role of the Compensation Committee and Management in Determining Executive Compensation” on page 42 and “Compensation Consultant Services and Independence” on page 43.

Typical Compensation Elements and Objectives

Element	Objectives
Base Salary	•	Provides competitive pay to attract and retain experienced and successful executives and to attract executives from companies larger than ourselves with the requisite experience to create scalable processes necessary to drive significant growth
Annual Incentive Plan (AIP)	•	Encourages and rewards valuable contributions to our annual financial and operational performance objectives
	•	Designed to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs
Long-Term Incentive Plan (LTI)	•	Rewards stock performance on both an absolute basis and relative to peers
	•	TSR performance shares provide a comprehensive and relevant comparison for our share price performance as an S&P 500 Index member
	•	Adjusted EPS performance shares granted in 2017 align with shareholder interests as higher cumulative Adjusted EPS results in higher returns for shareholders and links pay with performance
	•	RSUs are time-vested and primarily encourage retention and alignment with long-term shareholder interests
	•	Stock options are time-vested and provide value only to the extent our stock price increases, thereby aligning executives’ interests with those of shareholders
Retirement Benefits	•	Provide post-retirement security. Such benefits directly reward continued service and indirectly reward individual performance
Perquisites	•	For a discussion of the business objectives for providing perquisites, and the details of perquisites provided, see page 41
Provision of Change-in-Control Protection	•	For a discussion of the business objectives for providing change-in-control protection, and the details of change-in-control protection provided, see pages 41-42 and 54-59

Benchmarking Process and Use of a Peer Group

We consider market pay practices and our relative size and performance versus peers when setting target pay opportunities for our executives, in addition to evaluations of individual performance. The Compensation Committee uses benchmarking as one of several inputs for decision-making with respect to setting competitive executive pay levels.

In 2017, we conducted a detailed market review of executive pay to evaluate each element of pay competitiveness, reviewed pay practices of our peers and the broader market, and compared performance against market data as described below. This analysis was discussed and reviewed by the Compensation Committee with its compensation consultant. Two primary types of market data were used to compile this analysis:

•	General industry data, focusing on data from those companies similar in size to the Company, was drawn from the Aon Hewitt Total Compensation by Industry database, Towers Watson U.S. General Industry Executive Database and the Mercer Benchmark Database.

•	Peer group proxy data, for long-term incentives (and, for the CFO only, for base salary) was drawn from available proxy statements and public reports for the following 13 publicly-held companies (which we refer to as our “peer group”):

Alliance Data Systems Corp.	Fidelity National Financial, Inc.	Intuit Inc.
Automatic Data Processing Inc.	Fidelity National Information Services, Inc.	Moody’s Corp.
CGI Group Inc.	Fiserv Inc.	Paychex Inc.
DST Systems Inc.	FTI Consulting Inc.	The Western Union Co.
Dun & Bradstreet Corp.

The Compensation Committee selected this peer group primarily based upon criteria such as companies against which we compete directly or indirectly for capital, executive talent and, in some cases, business. Because there were no publicly held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, we focused on similarly complex companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology. Industries represented by these companies included information and delivery systems, publishing, specialized finance, information technology consulting services, data processing, outsourced services and application software. The group was unchanged for 2017 as compared to 2016. The Committee began reevaluating the peer group in 2017 and will continue its review during 2018.

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Peer Group for Performance Shares

The peer group companies were deemed appropriate for compensation purposes, but their stock performance does not necessarily vary based on the same economic factors as ours. For that reason, the Committee believes that a broader peer group is more appropriate for evaluating TSR performance for performance shares issued under our LTI program. Therefore, the Compensation Committee uses the companies in the S&P 500 Index (of which we are a member) as the comparator group for that purpose.

Use of “Tally Sheets” and Wealth Accumulation Analysis

In 2017, the Compensation Committee’s independent compensation consultant prepared “tally sheets” relating to compensation of the NEOs. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. Tally sheet review did not lead to any specific compensation program changes.

Other Factors Considered in Setting Pay Opportunities for NEOs

The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (base salaries, payout of the individual portion of short-term incentive and annual equity grants). Such factors include an individual’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance).

Analysis of 2017 Compensation Decisions

2017 Former CEO Compensation

On September 26, 2017, Mr. Smith retired as CEO and Chairman of the Board. See “Potential Payments Upon Termination or Change In Control” on pages 54 and 57 for a discussion of his separation arrangements.

In 2017, Mr. Smith’s base salary and target annual incentive opportunity remained unchanged from 2016. His base salary was $1,450,000 and his target annual incentive opportunity was 105% of his base salary. In connection with his retirement, the Company and Mr. Smith agreed that he would not receive a payout under the 2017 AIP. Mr. Smith’s 2017 target LTI award (approved in February 2017) was $8,120,500, compared to $7,651,500 in 2016, reflecting an increase in his LTI opportunity corresponding to the constant sample general industry market movement for total compensation for chief executive officers in the Aon Hewitt Total Compensation Measurement database.

2017 Interim CEO Compensation

On September 26, 2017, Mr. Barros was appointed as our interim Chief Executive Officer. The Compensation Committee approved adjustments to his compensation package to reflect the changed scope of his role. During the period of time he serves as interim Chief Executive Officer, he receives a monthly cash payment of $25,000 in addition to his existing $470,000 annual base salary. When he became interim CEO, he continued to participate in the AIP with a target opportunity of 60% of his modified base salary with a maximum payout of 120% of salary. He also received a one-time appointment grant of $1.5 million in time-vested RSUs which vest three years from the grant date. Mr. Barros’s existing special cash incentive opportunity of $500,000, for which he became eligible upon assuming the role of interim Chief Executive Officer, will be paid on April 16, 2018.

Prior to his appointment as interim Chief Executive Officer, Mr. Barros served in two other senior leadership roles during 2017, and his AIP opportunity was linked to the performance targets specific to those roles. While in both roles, he participated in the LTI program for our Senior Leadership Team, and received an annual equity grant in February 2017 consisting of TSR performance shares, Adjusted EPS performance shares, time-vested RSUs and stock options. He received a base salary increase of 3.5% effective February 18, 2017. As President—U.S. Information Solutions (“USIS”) from January 1, 2017 to June 30, 2017, he participated in the AIP for the USIS business unit. As President—Asia Pacific from July 1, 2017 to September 25, 2017, he participated in Business Unit Plan for the International business unit.

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2017 Other NEO Compensation

In February 2017, the Compensation Committee took the following actions with respect to 2017 compensation for the NEOs other than the former CEO and interim CEO:

•	Base Salary. Mr. Gamble received a base salary increase of 4.5% effective February 18, 2017. Mr. Kelley received a merit increase in the form of a lump sum payment in the amount of 4.5% of his base salary, which was paid on March 3, 2017. Mr. Loughran received a base salary increase of 18.8% effective February 18, 2017 in connection with his rotation into a business unit leader role. Mr. Ploder received a merit increase in the form of a lump sum payment in the amount of 4.5% of his base salary, which was paid on March 3, 2017.

•	2017 AIP Opportunities. The target annual cash incentive opportunities for 2017, expressed as a percentage of base salary earned, were unchanged from 2016 for the NEOs. Due to the cybersecurity incident, the 2017 AIP payouts were eliminated.

•	2017 LTI Opportunities. 2017 long-term incentive opportunities were informed by market data, individual performance and internal equity. Mr. Smith took 2016 individual performance and the market data into account in recommendations for Compensation Committee approval of the 2017 awards for the other NEOs.

2017 Annual Cash Incentive Structures and Outcomes

Summary

Despite the achievement of corporate and business unit financial goals, no annual cash incentive awards were paid to our NEOs with respect to 2017 performance due to the cybersecurity incident.

Annual cash incentive awards are designed to reward the achievement of near-term business goals. In addition to financial metrics, annual incentive awards are based on an assessment of individual leadership qualities and contributions toward the achievement of business and strategic goals. When setting the range of performance goals for Corporate Adjusted EPS and Corporate Operating Revenue at the outset of the fiscal year, the Compensation Committee considers our financial results from the prior year and our annual operating budget for the coming year. The Committee also considers the history of attainment of goals in prior years, economic and industry conditions, industry sector performance and the views of our shareholders.

The 2017 corporate financial performance goals for the NEOs with Company-wide responsibilities were based on Corporate Adjusted EPS (used to measure profitability) and Corporate Operating Revenue (used to measure top line business growth). We refer to this as the Corporate Plan. The financial goals for business unit leaders were focused primarily on relevant business unit revenue and operating income performance (used to measure unit growth and profitability), as well as Corporate Adjusted EPS (to emphasize profitability of the Company as a whole). We refer to these as Business Unit Plans.

Establishment of Corporate-Level Financial Goals

The Compensation Committee established corporate financial goals required to earn a cash incentive award for 2017 in a manner that was designed, within reasonable limits, to encourage achievement that exceeds target goals and penalize underachievement. We set challenging but achievable goals, including maximum payout opportunities requiring exceptional performance, for the Company and our executives in order to drive the achievement of our short- and long-term objectives. In 2017, Messrs. Smith, Gamble and Kelley were participants in the Corporate Plan. For the portions of 2017 that Mr. Barros served as interim CEO (September 26, 2017 to December 31, 2017) and Mr. Loughran served as Chief Marketing Officer (January 1, 2017 to June 30, 2017), they were participants in the Corporate Plan and their performance goals under the AIP were solely corporate-level financial goals.

The corporate-level financial goals under the AIP were as follows:

Performance Measure(1)	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	65%	$5.52	$6.00 (8.7% above Threshold)(2)	$6.20 (12.3% above Threshold)(3)
Corporate Operating Revenue	15%	$3.161 billion	$3.382 billion (7.0% above Threshold)(2)	$3.505 billion (10.9% above Threshold)(3)

(1)	Corporate Adjusted EPS for 2017 as reported in this Executive Compensation section is a non-GAAP financial measure used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Operating Revenue and Corporate Adjusted EPS are adjusted to be stated in constant dollars at our budgeted 2017 foreign exchange rates. Corporate Adjusted EPS is further adjusted to add back expenses related to the 2017 cybersecurity incident.

(2)	Based on our publicly-disclosed strategic goals, long-term financial objectives and performance expectations for 2017.

(3)	Set based on our most challenging “stretch” goals for 2017.

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Pursuant to the terms of the AIP, awards are subject to the Committee’s authority to reduce awards through the exercise of its negative discretion and an individual award limit of $5 million. See “—Elimination of 2017 Annual Incentive Awards” below for a description of the Board’s use of this negative discretion with respect to 2017 AIP awards.

Establishment of Business Unit-Level Financial Goals

The Compensation Committee established a Business Unit Plan for the Workforce Solutions, USIS and International business units. The Compensation Committee establishes business unit-level financial goals required to earn a cash incentive award for 2017 in a manner designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. Each Business Unit Plan included a corporate-level financial goal (Corporate Adjusted EPS) at a 30% weighting.

For the portions of 2017 that Mr. Barros served as President–USIS (January 1, 2017 to June 30, 2017) and President–Asia Pacific (July 1, 2017 to September 25, 2017), he participated in the Business Unit Plan for the applicable business unit. For the portions of 2017 that Mr. Loughran served as President–USIS (July 1, 2017 to December 31, 2017), he participated in the Business Unit Plan for the USIS business unit. Mr. Ploder participated in the Business Unit Plan for the Workforce Solutions business unit.

The 2017 business unit objectives for Mr. Barros (during the portion of 2017 he participated in a Business Unit Plan), Mr. Ploder and Mr. Loughran (during the portion of 2017 he participated in a Business Unit Plan) were established as follows:

		Threshold	Target	Maximum
Workforce Solutions Plan—Performance Measures	Weight	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS	30%	$5.52	$6.00	$6.20
Workforce Solutions Operating Revenue	30%	$716.0 million	$771.6 million	$799.6 million
Workforce Solutions Operating Income	20%	$318.4 million	$342.3 million	$362.9 million
		Threshold	Target	Maximum
USIS Plan—Performance Measures	Weight	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS	30%	$5.52	$6.00	$6.20
USIS Operating Revenue	30%	$1,206.2 million	$1,264.4 million	$1,310.2 million
USIS Operating Income	20%	$517.3 million	$556.3 million	$589.7 million
		Threshold	Target	Maximum
International Plan—Performance Measures	Weight	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS	30%	$5.52	$6.00	$6.20
International Operating Revenue	30%	$829.3 million	$896.4 million	$928.9 million
International Operating Income	20%	$157.6 million	$169.4 million	$179.6 million

Establishment of Individual Performance Objectives

Individual personal objectives are specific to each executive officer position and in 2017, included:

•	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;

•	development of scalable processes, leveraging applications, and managing expenses to ensure expense growth does not exceed revenue growth; and

•	non-financial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and any other business priority.

Personal objectives for the NEOs and other senior management were set at the start of 2017 and approved by the CEO. Typically at the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other NEOs against their personal objectives, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year, any unforeseen financial, operational and strategic issues of the Company, and any other relevant information. These performance evaluations are subject to the review and approval of the Compensation Committee, which also evaluates the performance of the CEO in a similar manner, with input from the full Board.

For the 2017 fiscal year, the plan structure set individual performance rating categories and award opportunities at needs improvement (no individual performance award), achieves expectations (award at 100% of Target), exceeds expectations (award at 150% of Target) and distinguished (award at 200% of Target).

Elimination of 2017 Annual Incentive Awards

The Board exercised its negative discretion to eliminate the 2017 annual incentive awards for the Senior Leadership Team. As a result, the Board eliminated approximately $1.3 million of annual incentive compensation that would otherwise have been earned for 2017 by our NEOs other than our former CEO. In connection with his retirement, the Company and Mr. Smith agreed that he would not receive an $874,957 annual cash incentive award for 2017. Annual incentive awards range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at the maximum level). Set forth in the table below are the target incentives, maximum performance factors and weightings, along with the 2017 awards that would have been payable to the NEOs but for the negative discretion the Committee exercised in response to the cybersecurity incident.

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For purposes of this table, it is assumed each NEO attained the rating “achieves expectations” for his individual results.

Named Executive Officer	Base Salary ($)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(1)	Performance Factors and Weighting	Achievement (as Percentage of Salary) (%)	Earned 2017 Incentive as Percentage of Target (%)	Eliminated 2017 Incentive ($)
P. Barros	561,450	60	336,870	673,740	Financial Results, 80% Individual Results, 20%	52.1%	86.9%	292,759
J. Gamble	660,164	60	396,099	792,197	Financial Results, 80% Individual Results, 20%	43.7%	72.9%	288,704
J. Kelley	548,939	60	329,363	658,727	Financial Results, 80% Individual Results, 20%	43.7%	72.9%	240,063
R. Ploder	522,500	60	313,500	627,000	Financial Results, 80% Individual Results, 20%	47.3%	78.8%	247,054
J. Loughran	462,019	60	277,212	554,423	Financial Results, 80% Individual Results, 20%	46.2%	77.0%	213,413
Total			1,653,044					1,281,993

(1)	The maximum incentive for each is 200% of Target.

Long-Term Equity Incentive Compensation

Summary

In 2017, the NEOs received annual equity awards comprised of a mix of performance shares, RSUs and stock options. Each NEO’s incentive grant was comprised of an equal value of TSR performance shares (25%), Adjusted EPS performance shares (25%), RSUs (25%) and stock options (25%), as described in detail below. The Committee’s purpose in establishing this award mix was to ensure that long-term incentive pay opportunities remain primarily performance-based but become more diversified in terms of performance metrics, as well as provide more line-of-sight and become nearer to market in design.

•	Performance shares were split between grants valued based on the performance of our stock relative to companies in a broad market index after a three-year period and grants based on three-year cumulative Adjusted EPS growth. Performance shares are “at risk” and motivate the achievement of Company performance goals.

•	RSUs provide motivation and retentive value through three-year cliff vesting schedules.

•	Stock options align senior officers’ interests with those of shareholders by rewarding financial performance that creates shareholder value over time, linking value to stock-price performance, and serving as a retention vehicle for top executive talent.

The Committee considers individual performance relative to the prior year and the prior year’s awards in granting long-term incentives. The value of equity grants increases with the level of position, and for the CEO and other NEOs is the largest element of the total compensation package. In determining the value of long-term incentive awards to executive officers other than the CEO, the Committee considers numerous factors including the benchmarking data described above, individual performance, the annual budget for equity awards and share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company).

Performance Shares

Performance shares are granted based on two different metrics: TSR and Adjusted EPS.

•	TSR performance shares will be earned, if at all, based on the percentile ranking of the Company’s cumulative TSR compared to the TSR of the companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) after a three-year performance period. This metric aligns with shareholder interests as higher cumulative TSR results in higher returns for shareholders as well as ensuring a correlation between performance and payouts. TSR performance shares granted in 2017 and later accrue dividend equivalent units.

The number of TSR performance shares payable is the target award multiplied by a percentage (from 0% to 200%) calculated by taking the average of the payout percentages achieved for each of the last four quarters of the performance period based upon the Company’s cumulative TSR percentile ranking through the end of each such quarter. The award payout will nonetheless be capped at 100% if the Company’s average cumulative TSR percentile rank for the last four quarters of the performance period is equal to or greater than 50th percentile but the Company’s three-year cumulative TSR for the performance period is negative. Basing the award payout on the average of the payout percentages for each of the last four quarters of the three-year performance period counterbalances potential late performance period volatility and reflects performance over the whole period.

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Payouts for the TSR performance shares awarded on February 16, 2017 will be as follows in February 2020, with straight-line interpolation between the threshold and maximum levels:

TSR PERFORMANCE SHARES: PERFORMANCE/PAYOUT SCALE

Company TSR	Performance Share Payout as a
Percentile	% of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

•	TSR performance shares granted in 2017 were tracking below threshold (no payment) at December 31, 2017.

•	Adjusted EPS performance shares granted in 2017 will be earned, if at all, based on three-year cumulative Adjusted EPS. This metric aligns with shareholder interests as higher cumulative Adjusted EPS may result in higher returns for shareholders and also provides an internal Company-focused metric for our NEOs. Adjusted EPS performance shares granted in 2017 accrue dividend equivalent units. The number of Adjusted EPS performance shares payable is the target award multiplied by a percentage (from 0% to 200%) based on whether certain performance levels of cumulative Adjusted EPS are met at the end of the three-year performance measurement period. Adjusted EPS performance shares granted in 2017 were tracking below threshold (no payment) at December 31, 2017.

RSUs

RSUs represent a promise to issue unrestricted shares of our common stock once applicable service vesting and performance requirements are satisfied. The RSUs issued to NEOs vest on the third anniversary of the grant date. RSUs granted prior to 2017 do not accrue dividend equivalent units. The value of RSUs varies directly with the market price of our common stock, but since some value is likely to be earned, they are used primarily for retention purposes.

Stock Options

The exercise price of stock options is equal to the fair market value of our stock on the grant date. The stock options vest ratably over three years, assuming continued employment with the Company. The term of the stock options is generally 10 years from the grant date, with certain exceptions in connection with a termination of employment or job elimination. Stock options granted in 2017 were underwater (exercise price above the stock price) as of December 31, 2017.

Determination of 2017 LTI Grant Values

The Compensation Committee determined long-term incentive grant values by establishing a dollar value for each NEO other than the former CEO and then converting this dollar value to a number of performance shares, RSUs and stock options based on a stock price of $129.93 at February 16, 2017. The number of stock options granted is equal to the market value allocated to that component divided by 25% of fair market stock value on grant date.

The Committee approved equity awards to the NEOs on February 16, 2017. The following table details the target grant value used by the Compensation Committee to determine the number of performance shares, RSUs and stock options. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “2017 Grants of Plan-Based Awards” table on page 48. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

FEBRUARY 2017 TARGET GRANT VALUE FOR ANNUAL EQUITY AWARDS

		Target Number of	Target Number of
	Target Grant	Performance	Performance	Number of	Number of
Name	Value ($)	Shares- TSR Granted	Shares- EPS Granted	RSUs Granted	Options Granted
P. Barros	725,000	1,395	1,395	1,395	5,580
J. Gamble	1,350,000	2,598	2,598	2,598	10,385
J. Kelley	1,075,000	2,068	2,068	2,068	8,279
R. Ploder	840,000	1,616	1,616	1,616	6,469
J. Loughran	750,000	1,443	1,443	1,443	5,774
R. Smith	8,120,500	15,625	15,625	15,625	62,497

2017 Promotional LTI Awards

In recognition of their promotions during 2017, in addition to the annual LTI award grant Messrs. Barros and Loughran were granted additional LTI awards with grant date fair values of $1,500,000 and $250,000, respectively. Mr. Barros’s award recognized his promotion to interim CEO and was comprised solely of RSUs vesting on the third anniversary of the grant date. Mr. Loughran’s award recognized his promotion to President–USIS and was comprised equally of stock options and RSUs that vest on the third anniversary of the grant date.

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2015-2017 Performance Share Awards

In February 2018, the Compensation Committee approved the vesting and payment of the FY2015-FY2017 performance shares at 169.2% of their target award level. The Compensation Committee did not have discretion to reduce or eliminate these payouts. The Committee’s determination was based on the Company’s achievement of total shareholder return relative to companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) over the three-year performance period ended December 31, 2017. The number of performance shares payable was the target award multiplied by a percentage (from 0% to 200%) that was calculated by taking the average of the payout percentages achieved for each of the last four quarters of the performance period, based upon the Company’s cumulative TSR percentile ranking through the end of each such quarter, as shown in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table on page 50. The FY2015-FY2017 performance share awards were granted to our NEOs (other than Mr. Gamble, who was not then an executive officer of the Company) in February 2014.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants to non-executive officers and other eligible employees, typically in the fall of each year following their annual talent review cycle. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year.

Retirement and Other Benefits

Our NEOs receive retirement, deferred compensation and other benefits that are designed to be part of a competitive package to attract and retain executive talent. We maintain the following retirement, deferred compensation and other benefit plans, in which all or some of our NEOs participate:

401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan that permits eligible employees (including NEOs) to defer a portion of their compensation and receive Company matching contributions.

U.S. Retirement Income Plan. The U.S. Retirement Income Plan (the “USRIP”) is a tax-qualified defined benefit plan that covers eligible U.S. employees. The USRIP was frozen to new participants December 31, 2008, and, as a result, NEOs hired after that date, including Messrs. Barros, Gamble and Kelley, are not eligible to participate. Further, under the USRIP, service was frozen as of December 31, 2008, and pay was frozen as of December 31, 2012, for non-retirement eligible employees, including Messrs. Smith, Ploder and Loughran.

Supplemental Retirement Plan. The Supplemental Retirement Plan for Executives of Equifax Inc. (the “SERP”) covers our NEOs and certain senior executive officers designated by the Compensation Committee. The SERP provides monthly supplemental retirement benefits after retirement. The retirement benefit payable under the SERP is reduced by the benefit payable to the executive under the USRIP (if any). The SERP was closed to new participants after January 1, 2016. After that date, NEOs and other executives may instead be eligible to receive supplemental retirement contributions under the plan described below.

Supplemental Contribution Plan. In 2016, we amended the Executive Deferred Compensation Plan (the “EDCP”) to establish a supplemental retirement contributions program (the “Supplemental Contribution Plan”) for senior executive officers designated by the Compensation Committee. The Supplemental Contribution Plan provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary and bonus earned for the year. NEOs who participate in the SERP are not eligible to participate in the Supplemental Contribution Plan.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Benefit Plan (the “Executive Life Plan”) provides executive life insurance benefits. The Executive Life Plan was closed to new participants at the end of 2007 and only Messrs. Smith and Ploder receive life insurance coverage under the plan.

Deferred Compensation Plans. The NEOs and other executives are eligible to participate in the Company’s non-qualified deferred compensation plans. These plans allow participants to elect to defer cash compensation and receipt of shares of Company stock on vesting of RSU awards. Deferred amounts are payable upon the executive’s retirement or other termination of employment.

Other Benefits. We provide our NEOs with benefits generally available to our U.S. employees, including medical, dental, vision, life insurance and disability insurance benefits. We also provide our NEOs with certain perquisites that the Company believes enhances their performance of services for the Company, including an annual physical, financial planning and personal liability insurance.

A more complete description of these plans is provided under “Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Award Tables” on page 49, “Pension Benefits at 2017 Fiscal Year-End” on page 51 and “Non-Qualified Deferred Compensation” on page 53.

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Perquisites

Perquisites do not reward any particular performance but meet certain business objectives, which is why we choose to provide them. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;

•	ensuring executives’ continued health and ability to render services to the Company through an annual physical program;

•	avoiding the executives having personal liability incidents interfere with work responsibilities by providing personal liability insurance; and

•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee, where the executive is expected to return after a relocation assignment.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the former CEO, and $10,000 for other NEOs and the interim CEO ($12,500 in their first year for newly-hired executives); comprehensive medical examinations; executive life insurance coverage of $10 million for the former CEO and $3 million for Mr. Ploder; personal excess liability insurance ($10 million for the former CEO and $5 million for the other NEOs and the interim CEO); two club memberships for the former CEO used primarily for business purposes; and home security system monitoring expenses for the former CEO. In 2017, we provided relocation benefits to Mr. Barros in connection with his relocation to Atlanta as part of his appointment as interim CEO, as well as certain expatriate allowances associated with his overseas service prior to his relocation. We also provided tax gross-ups to Mr. Barros in connection with relocation payments, as his relocation was at the Company’s request. Our new CEO will not receive a number of perquisites provided to our former CEO, such as life insurance, home security and payment of club dues. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 46 and Note 9 thereto. Since 2011, we no longer provide tax reimbursement on the value of the applicable perquisite other than relocation and foreign tax expenses.

Employment Agreements and Change in Control Severance Agreements

We entered into an employment contract with our former CEO, Mr. Smith, upon his hiring in 2005. The payouts to Mr. Smith upon his retirement under such agreement are discussed under “Potential Payments Upon Termination or Change In Control” on page 57.

On March 27, 2018, the Company entered into an employment agreement with Mr. Begor to serve as Chief Executive Officer (the “Begor Employment Agreement”). The term of the Begor Employment Agreement will commence on April 16, 2018, and will continue until terminated in accordance with its terms. Under the Begor Employment Agreement, Mr. Begor’s base salary is $1.5 million, subject to increase, but not decrease, by the Board or the Compensation Committee, and he is eligible for an annual incentive bonus of 100% of his annual base salary (the “Target Annual Bonus Opportunity”) with a maximum payout of 200% of annual base salary, depending on the achievement of performance criteria established by the Board. For 2018, Mr. Begor’s Target Annual Bonus Opportunity will be pro-rated.

Under the Begor Employment Agreement, Mr. Begor will be granted an initial equity award with a value of $7 million, consisting of (i) $3.5 million in performance shares, (ii) $1.75 million in time-based RSUs and (iii) $1.75 million in stock options. In addition, Mr. Begor will be awarded a one-time special grant in the amount of $10 million, comprised of equity awards in the same proportions as the initial equity award above (the “Special Award”). Mr. Begor will be eligible to receive additional equity grants beginning in 2019, as determined by the Board or the Compensation Committee in its sole discretion, provided that the total value at grant will be at least $7 million annually. Mr. Begor’s equity awards, other than his Special Award, will be subject to the Company’s enhanced clawback policy adopted in March 2018. Mr. Begor will participate in the Company’s incentive, savings, retirement and welfare benefit plans and programs made available to newly-appointed senior executives. Mr. Begor will also receive perquisites that the Chief Executive Officer of the Company is generally entitled to receive, including diagnostic health care, financial planning and tax preparation services allowance.

If Mr. Begor is terminated by the Company without “cause” (other than due to “disability” or death) or resigns for “good reason” (each as defined in the Begor Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants, (i) a severance payment equal to twice the sum of (x) his annual base salary and (y) his target annual bonus opportunity for the year of termination, (ii) any accrued but unpaid annual bonus plus a pro rata annual bonus for the year of termination, (iii) full acceleration of vesting as of the termination date of the Special Award (subject, in the case of performance-based awards, to certification by the Board of the Company’s performance), (iv) for all other equity awards, continued vesting under the Company’s equity incentive plan until the second anniversary of the termination date (subject, in the case of performance-based awards, to certification by the Board of the Company’s performance), with vested stock options being exercisable until the second anniversary of termination (or, to the extent such options vest within the 90 days before such second anniversary, until such 90 day period after such vesting has elapsed) (but not beyond their original expiration date) and (v) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums for continuation of healthcare coverage under Section 4980B of the Code or comparable law (“COBRA”) for 24 months.

If Mr. Begor is terminated by the Company without “cause” (other than due to “disability” or death) or resigns for “good reason” within the period six months prior to and two years after a “change in control” (each as defined in the Begor Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants, (i) a lump sum payment equal to three times the sum of (x) his annual base salary and (y) his target annual bonus opportunity for the year of termination, (ii) any accrued but unpaid annual bonus plus a pro rata annual bonus for the year of termination, (iii) full vesting of any outstanding equity awards (subject, in the case of performance-based awards, to the determination of achievement of the performance measures in accordance with the applicable award agreement and incentive plan) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums under COBRA for 24 months.

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Mr. Begor will be required to own and hold Company stock having a value equal to six times his annual base salary within five years of his appointment.

The Begor Employment Agreement contains confidentiality, non-competition and non-solicitation restrictions during the term of the Begor Employment Agreement and for certain specified periods thereafter, that are comparable to the restrictions applicable to other senior executives.

Except as described above, employment agreements are not used with respect to any other executive officer, each of whom is employed on an “at will” basis.

We have entered into change in control agreements with our other NEOs, which are more fully described under “Potential Payments upon Termination or Change In Control.” The objective of having such agreements is to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. The agreements are designed to reward executives for remaining employed when their prospects for continued employment following the transaction may be uncertain. We choose to provide such protection to safeguard shareholder value in the event the transaction is not consummated, and maximize the value of the Company by increasing the possibility of retaining an intact management team. The agreements are not intended to replace or affect other compensation elements.

Consideration of Certain Tax Effects

The Company’s tax deduction for compensation paid to each of the NEOs who are subject to the compensation limits of Code Section 162(m) is capped at $1 million. Section 162(m) previously provided an exemption from the $1 million cap for compensation qualifying as “performance-based.” We designed our 2017 annual incentive and long-term incentive programs for NEOs to qualify for that exemption, though the portion of the former CEO’s base salary that exceeded $1 million is not deductible under Section 162(m). The Compensation Committee reserves the right to provide compensation that does not qualify under Section 162(m).

For Section 162(m) purposes, the 2017 annual incentives for NEOs were capped at 1.5% of 2017 operating income ($14.2 million) for the former CEO and 0.5% of 2017 operating income ($4.7 million) for each other NEO, and the Compensation Committee made the vesting of all performance shares and RSUs awarded in 2017 subject to the same cap based on the Company’s total operating income for the applicable three-year vesting period.

As a result of new tax legislation that was enacted December 22, 2017, the exemption for performance-based compensation has been repealed effective for tax years beginning after December 31, 2017, and the number of employees who will be considered “covered employees” subject to the Section 162(m) limit has been expanded to include the Chief Financial Officer (who was previously excluded) and certain former NEOs. As a result of these changes, compensation in excess of $1 million paid to executive officers covered by Section 162(m)’s deduction limit will not be deductible in 2018 or future years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and not materially modified on or after such date. The Compensation Committee has taken steps that it deemed appropriate with the intention of preserving the deductibility of certain awards granted prior to the enactment of this tax legislation. Due to the uncertainties of the scope of the transition relief, however, there are no assurances that any compensation paid to our covered employees will be or will remain exempt from Section 162(m)’s deduction limit.

The Compensation Committee will continue to consider these implications, including the potential lack of deductibility under Section 162(m), when making compensation decisions, but the Compensation Committee reserves the right to provide compensation that does not qualify under Section 162(m).

If the payments to an NEO in connection with a change in control exceed certain amounts, we may not be eligible to deduct certain of the payments for federal income tax purposes. In addition, the officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to NEOs who became eligible for the program before 2011, as reimbursement for the excise tax and related income taxes. In this way, the executive retains the same amount he or she would have retained had the excise tax not been imposed. As a result, however, the Company may be unable to deduct a large portion of the payments, including the excise tax gross-up payment. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change-in-control agreement, it ensures that such payments meet the original goals of the program. Nevertheless, we have eliminated this excise tax gross-up feature for participants entering the program after 2010 (including Messrs. Begor, Gamble and Kelley).

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our NEOs. Our CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. In addition, for the 2018 Annual Incentive Plan, the Committee considered recommendations from members of management concerning additional performance metrics related to cybersecurity. The Compensation Committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

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The CEO’s performance is reviewed by the Compensation Committee with input from the other non-management members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the NEOs. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process:

•	The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•	The Chief Human Resources Officer and her staff provide the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

•	The Chief Financial Officer provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate financial goals for the preceding year.

•	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs.

Compensation Consultant Services and Independence. The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained Meridian Compensation Partners LLC (“Meridian”), a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. Meridian performs services solely on behalf of the Committee and does not provide any other services to us. Management of the Company had no role in selecting the Committee’s compensation consultant and had no separate relationship with Meridian. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

Meridian performed the following services for the Committee in 2017: reviewed market benchmarking data and prepared market data for the CEO position; updated tally sheets; assessed incentive risk and proxy disclosure; reviewed regulatory and governance guidance; and pay-for-performance updates. Meridian assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers. The firm attended all regular Committee meetings upon invitation and participated in executive sessions without management present.

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2017, which was conducted with the assistance of management and the Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Policies on Clawback of Incentive Compensation

Enhanced Clawback Policy. In March 2018, the Company adopted an enhanced clawback policy. The policy covers all employees, including executive officers, and applies to equity awards and other incentive compensation awarded to such employees (including the awards granted to each of our NEOs on March 5, 2018). The policy will not apply to the Special Award to our new CEO as described under “Employment Agreements and Change in Control Severance Agreements.” The Compensation Committee has discretion to apply the policy to recover and recoup incentive compensation in all of the events described below.

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The provisions of the policy are summarized in the table below:

Events that Trigger Action	Covered Persons	Covered Awards
Material restatement with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Material restatement without misconduct	Current and former executives	Excess amount of annual and long-term incentives awarded within three-year period preceding the restatement date
Materially inaccurate financial statements or performance metrics with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Materially inaccurate financial statements or performance metrics without misconduct	Current and former employees	Excess amount of annual and long-term incentives awarded within three-year period preceding the date the inaccuracy is discovered
Misconduct resulting in significant financial and/or reputational harm and the employee either engaged in the misconduct or failed to fulfill his or her supervisory responsibility to prevent another employee from engaging in such misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered

The policy also provides that the Company will disclose its decision to take action, the number of employees impacted and their seniority, and the aggregate amount of the clawback/forfeiture if the underlying circumstances of the misconduct are publicly disclosed. The policy provides that the Committee may limit or eliminate disclosure if the events are not publicly disclosed or if disclosure would be likely to result in or exacerbate any litigation or other proceeding against the Company or its officers or directors, violate applicable law with respect to privacy, violate legal privilege or breach a contractual obligation.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan, employees, including the NEOs, who violate the agreement’s non-compete, non-solicitation and non-disclosure restrictions or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested shares received during the period beginning six months prior to the date of the violation. In addition, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee.

These clawback policies are in addition to any policies or recovery rights provided under applicable law.

Stock Ownership Requirements

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which our new CEO and our other senior executives are required to acquire and hold Equifax common stock with a market value of six times base salary and three times base salary, respectively, within five years of assuming their respective positions. A reduction in ownership to one half of these requirements is allowed for executives age 60 or older who are eligible for retirement. As of December 31, 2017, all of our executive officers were in compliance with our stock ownership requirements.

Hedging and Pledging Policies

Under our insider trading policy, we prohibit hedging the economic risk of ownership of our common stock through short sales or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock, by our directors, officers and employees. We also prohibit our directors and executive officers from holding our stock in a margin account or pledging our stock as collateral for a loan.

Actions Taken with Respect to 2018 Compensation

As part of our shareholder engagement program, we discuss a range of topics with investors, including executive compensation. During 2016, the Compensation Committee had undertaken a holistic review of our LTI program. After taking into account shareholder feedback to consider an additional LTI performance measure, the Committee changed the 2017 LTI award mix to consist of performance shares tied to three-year relative cumulative TSR (weighted 25%), performance shares tied to three-year cumulative Adjusted EPS (25%), stock options (25%) and time-based RSUs with a three-year cliff vesting schedule (25%).

Following the 2017 cybersecurity incident, the Compensation Committee undertook another comprehensive review of our short- and long-term incentive compensation program with the assistance of its independent compensation consultant. The Committee took into consideration the perspective of our shareholders, many of whom were supportive of our efforts to ensure our compensation program provides appropriate incentives for executives with responsibility for managing data security. The Committee also considered shareholder feedback regarding the appropriate LTI metrics for the Company’s program in view of the cybersecurity incident.

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The Committee’s purpose was to ensure compensation is aligned with strategic transformation efforts and Company-wide focus on data security, while also ensuring that the Company can attract and retain talented employees in order to create value for shareholders. On that basis, the Committee approved the following changes with respect to 2018 incentive compensation:

•	2018 Annual Incentive Plan Metrics. The Committee added a cybersecurity performance measure as one of the metrics under the 2018 AIP. Achievement of this cybersecurity metric cannot increase an NEO’s compensation, but failure to meet it will decrease the award. The extent of this reduction will be between 0% and 25% of the total AIP payment based on the discretion of the Compensation Committee. In making its determination, the Compensation Committee will consider input from the Board and Technology Committee, progress made against goals established with respect to the NIST security framework (a voluntary framework consisting of standards, guidelines and best practices to manage cybersecurity-related risk) and other factors it deems relevant in making this determination. Individual goals for our senior executives will also include cybersecurity initiatives, depending on the specific role.

•	2018 LTI Award Mix. The Committee changed the 2018 LTI award mix to consist of performance shares tied to three-year relative cumulative TSR (weighted 50%), stock options (25%) and time-based RSUs with a three-year cliff vesting schedule (25%). The Committee eliminated the performance shares tied to three-year cumulative Adjusted EPS to avoid any incentive to limit spending on cybersecurity.

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate or with which we compete for executive talent.

Compensation Committee Interlocks and Insider Participation

Ms. Marshall and Messrs. Daleo, Humann, Feidler, Marcus and Templeton were the members of the Compensation Committee during 2017. None of these directors is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2017.

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Summary Compensation Table

The following table presents information regarding compensation of the NEOs for services rendered during 2017, 2016 and 2015. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)(8)	All Other Compensation ($)(9)	Total ($)
Paulino do Rego Barros, Jr.(1) Interim Chief Executive Officer	2017	561,450	0	2,088,394	120,497	0	476,700	477,393	3,724,434
		–	–	–	–	–	–	–	–
		–	–	–	–	–	–	–	–
John W. Gamble, Jr. Corporate Vice President and Chief Financial Officer	2017	660,164	0	1,095,714	224,257	0	878,600	16,831	2,875,567
	2016	632,243	0	1,244,532	0	758,692	443,000	16,640	3,095,107
	2015	609,693	0	1,462,409	0	695,050	266,700	19,792	3,053,644
John J. Kelley III Corporate Vice President, Chief Legal Officer and Corporate Secretary	2017	548,939	0	872,185	178,780	0	688,000	16,831	2,304,735
	2016	546,312	0	957,302	0	655,547	615,400	21,135	2,795,696
	2015	522,358	0	1,218,695	0	595,487	240,500	20,626	2,597,666
Rodolfo O. Ploder President, Workforce Solutions	2017	522,500	0	681,552	139,694	0	1,269,600	37,672	2,651,018
	2016	500,000	0	785,003	0	600,000	770,000	105,314	2,760,317
	2015	462,273	0	944,479	0	554,726	93,800	24,831	2,080,109
Joseph M. Loughran III(1) President, U.S. Information Solutions	2017	462,019	0	733,657	207,758	0	788,000	13,495	2,204,929
		–	–	–	–	–	–	–	–
		–	–	–	–	–	–	–	–
Richard F. Smith Former Chairman and Chief Executive Officer	2017	1,143,269	0	6,589,887	1,349,583	0	6,486,600	124,239	15,693,578
	2016	1,450,000	0	7,323,095	0	3,045,000	3,027,100	119,368	14,964,563
	2015	1,450,000	0	8,315,508	0	3,045,000	0	112,203	12,922,711
(1)	Messrs. Barros and Loughran were executive officers, but not NEOs, for 2016 and 2015.
(2)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.
(3)	The entire annual incentive bonus is included under the “Non-Equity Incentive Plan Compensation” column because it was subject to a performance-based condition (cap) based on the Company’s operating income for the applicable year for purposes of Code Section 162(m), as described under “Consideration of Certain Tax Effects” on page 42. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(4)	For each NEO, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2017 included time-vested RSUs, TSR performance shares and Adjusted EPS performance shares. For the 2017 TSR performance share awards, the value at the grant date is determined under the Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2017 TSR performance share grants of $161.89 per share, which was 124.6% of our closing stock price of $129.93 on the grant date. The grant date fair value of the 2017 Adjusted EPS performance shares was equivalent to the closing stock price on the grant date. Assumptions used in the calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2017, in our 2017 Form 10-K.
The value of the 2017 performance share awards, assuming the highest level of performance under the performance share awards would be achieved (200% of the target), based on the closing price of our common stock on the respective grant dates are as follows: Mr. Barros, $2,615,984; Mr. Gamble, $2,078,127; Mr. Kelley, $1,654,454; Mr. Ploder $1,292,832; Mr. Loughran $1,362,516; and Mr. Smith, $12,499,201. The NEOs may never realize any value from the performance shares, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.
(5)	The amount in this column shows the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The amount is based on the fair value of the stock option award as estimated using the binomial model multiplied by the number of shares subject to the option award. Assumptions used in the binomial model for calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2017, in our 2017 Form 10-K.
(6)	Represents annual incentive awards paid under the Annual Incentive Plan for services performed in 2016 and 2015, respectively. In response to the cybersecurity incident, the Board exercised its negative discretion to eliminate payments to our NEOs under the 2017 Annual Incentive Plan. In connection with his retirement, the Company and Mr. Smith agreed that he would not receive a payment under the 2017 AIP. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

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(7)	Amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated pension benefit accruals for the NEOs under the Company’s U.S. Retirement Income Plan (“USRIP”) and the Supplemental Retirement Plan for Executives (“SERP”) in the applicable fiscal year. The amounts shown for Messrs. Barros, Gamble and Kelley reflect the fact that they do not participate in the USRIP. There are no above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value liability (measured at the respective fiscal year-end dates shown in the table) based on the assumptions shown in the text following the “Pension Benefits at 2017 Fiscal Year-End” table on page 51. Year-over-year changes in pension value generally are driven in large part by changes in actuarial pension assumptions as well as increases in service, age and compensation. The fluctuations in pension value resulting from the change in discount rates or mortality table assumptions resulted in an increase in the benefits payable to participants under the SERP and the USRIP. Mr. Smith’s payment election after retirement also resulted in an increase in the benefits payable under the SERP and USRIP.
(8)	Reflects the actuarially-determined increase at December 31 of the applicable year in the present value of the NEO’s accumulated benefits under the USRIP and the SERP, at the earliest unreduced retirement age, determined using interest rate, mortality and other assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. See “Pension Benefits at 2017 Fiscal Year-End” on page 51 for more information on pension benefits.
(9)	The “All Other Compensation” column for 2017 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Expatriate Allowances(b) ($)	Tax Reimbursements(c) ($)	Company Contributions to Defined Contribution Plans(d) ($)	Insurance Premiums(e) ($)	Total ($)
P. Barros	9,500	271,439	187,623	8,100	731	477,393
J. Gamble	8,000			8,100	731	16,831
J. Kelley	8,000			8,100	731	16,831
R. Ploder	13,241			8,100	16,331	37,672
J. Loughran	4,664			8,100	731	13,495
R. Smith	58,132			8,100	58,007	124,239

(a)	The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, monitoring of home security systems, club dues and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Smith, whose total includes $50,000 for tax and financial planning services.
(b)	Mr. Barros’s expatriate allowances include $99,939 incurred by Mr. Barros for his relocation and $171,500 incurred by Mr. Barros for his living expenses while on assignment.
(c)	The Company does not provide tax reimbursements on the value of future perquisites and personal benefits received by the NEOs other than those provided to other employees. The Company’s standard policy for employees is to provide a tax gross-up for relocation assistance, other than with respect to $10,000 for a miscellaneous lump sum payment for relocation expenses. Mr. Barros’s relocation assistance includes $103,285 related to a tax gross-up payment on the relocation and living expenses and $84,338 for payment of foreign taxes.
(d)	For 2017, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $270,000 in 2017) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan” on page 49 and “U.S. Retirement Income Plan” on page 52.
(e)	Represents insurance premiums paid for NEO personal excess liability insurance and imputed income related to Company-paid life insurance for Mr. Smith.

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2017 Grants of Plan-Based Awards

Set forth below is information regarding awards provided to the NEOs in 2017. The non-equity incentive awards were made under the Annual Incentive Plan (“AIP”) which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(4) (#)	Underlying Options (#)	Option Awards ($/Sh)	Option Awards(5) ($)
P. Barros
AIP	2/16/17	134,748	336,870	673,740
PS-TSR	2/16/17				698	1,395	2,790				225,840
PS-EPS	2/16/17				698	1,395	2,790				181,252
RSUs	2/16/17							1,395			181,252
RSUs	12/1/17							13,283			1,500,049
Options	2/16/17								5,580		120,497
J. Gamble
AIP	2/16/17	158,439	396,099	792,197
PS-TSR	2/16/17				1,299	2,598	5,196				420,597
PS-EPS	2/16/17				1,299	2,598	5,196				337,558
RSUs	2/16/17							2,598			337,558
Options	2/16/17								10,385		224,257
J. Kelley
AIP	2/16/17	131,745	329,363	658,727
PS-TSR	2/16/17				1,034	2,068	4,136				334,794
PS-EPS	2/16/17				1,034	2,068	4,136				268,695
RSUs	2/16/17							2,068			268,695
Options	2/16/17								8,279		178,780
R. Ploder
AIP	2/16/17	125,400	313,500	627,000
PS-TSR	2/16/17				808	1,616	3,232				261,619
PS-EPS	2/16/17				808	1,616	3,232				209,967
RSUs	2/16/17							1,616			209,967
Options	2/16/17								6,469		139,694
J. Loughran
AIP	2/16/17	110,885	277,212	554,423
PS-TSR	2/16/17				722	1,443	2,886				233,611
PS-EPS	2/16/17				722	1,443	2,886				187,489
RSUs	2/16/17							1,443			187,489
RSUs	7/28/17							862			125,068
Options	2/16/17								5,774		124,686
Options	7/28/17								3,445		83,073
R. Smith
AIP	2/16/17	480,173	1,200,433	2,400,866
PS-TSR	2/16/17				7,813	15,625	31,250				2,529,575
PS-EPS	2/16/17				7,813	15,625	31,250				2,030,156
RSUs	2/16/17							15,625			2,030,156
Options	2/16/17								62,497		1,349,583
(1)	AIP = 2017 Annual Incentive Plan; PS-TSR = TSR performance shares; PS-EPS = Adjusted EPS performance shares; RSUs = time-vested RSUs; Options = non-qualified stock options.
(2)	The amounts shown represent the range of possible dollar payouts that could have been earned under the 2017 Annual Incentive Plan. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, and that the NEO was rated “achieves expectations” for the individual performance portion of the award (100% of threshold), resulting in an award equal to 40% of his or her award target. In response to the cybersecurity incident, the Board exercised its negative discretion to eliminate payments under the 2017 AIP to our NEOs (other than our former CEO, who agreed he would not receive a payout under the 2017 AIP in connection with his retirement).
(3)	Represents grants to each NEO during 2017 of performance shares under our 2008 Omnibus Incentive Plan. TSR performance shares granted are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 Index as of the grant date. Adjusted EPS performance shares are earned, if at all, based on three-year cumulative Adjusted EPS. Dividend equivalents accrue on unvested shares. Information regarding performance targets, vesting and additional performance share award details is set forth under “Long-Term Equity Incentive Compensation” beginning on page 38.
(4)	Represents the number of RSUs granted to each NEO during 2017. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. Dividend equivalents accrue on unvested shares. Additional information regarding RSUs is set forth under the heading “Long-Term Equity Incentive Compensation” on page 38.
(5)	Represents full grant date fair value of stock and option awards granted to each NEO in 2017 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures.

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Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described under “Compensation Discussion and Analysis” beginning on page 30. A summary of certain material terms of our compensation plans and arrangements is set forth below.

2017 Annual Incentive Plan. In response to the cybersecurity incident, the Board exercised its negative discretion to eliminate payments under the 2017 AIP to our NEOs (other than our former CEO, who agreed he would not receive a payout under the 2017 AIP in connection with his retirement). See “Elimination of 2017 Annual Incentive Awards” for more information regarding these eliminated payments, including the value of the eliminated amount for each NEO. Although the 2017 cash incentive opportunity was eliminated, in general, annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each NEO pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the “2017 Grants of Plan-Based Awards” table above. Additional information regarding the design of the annual incentive plan is included in the CD&A.

401(k) Plan. We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate in either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP as summarized below. In 2017, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $270,000 in 2017) (the “basic plan”). Participants other than the NEOs also receive a direct Company contribution (the “enhanced plan”), under which Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) Plan contribution, and also may provide a 100% match on employee 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan.

U.S. Retirement Income Plan. The USRIP is a tax-qualified defined benefit plan that covers eligible U.S. employees. The USRIP has been frozen for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date, which includes all of the NEOs), and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan described above. The pension plan amendments freeze service credit as of December 31, 2008, and salary increases as of December 31, 2012. The NEOs participate in a nonqualified supplemental retirement plan described below and do not participate in the enhanced 401(k) Plan. The changes did not affect our U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009 (the “grandfathered group”). Members of the grandfathered group who were still employed on December 31, 2014 had their pension benefits fully frozen on this date.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The Executive Life Plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The Executive Life Plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers.

For NEOs, the amount that the Company paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table on page 46 under the heading “All Other Compensation.”

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Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
P. Barros	0	5,580	0	129.93	2/16/2027
						2,599	(3)	306,474
						2,312	(3)	272,631
						1,413	(3)	166,621
						13,283	(3)	1,566,331
						8,797	(9)	1,037,342
									4,627	(10)	545,616
									2,826	(11)	333,242
J. Gamble	0	10,385	0	129.93	2/16/2027
						4,302	(4)	507,292
						4,295	(4)	506,466
						2,632	(4)	310,365
						14,560	(9)	1,716,915
									17,182	(10)	2,026,101
									10,528	(11)	1,241,462
J. Kelley	0	8,279	0	129.93	2/16/2027
						3,585	(5)	422,743
						3,303	(5)	389,490
						2,095	(5)	247,042
						12,133	(9)	1,430,723
									13,218	(10)	1,558,667
									8,380	(11)	988,170
R. Ploder	0	6,469	0	129.93	2/16/2027
						2,779	(6)	327,700
						2,709	(6)	319,445
						1,637	(6)	193,035
						9,402	(9)	1,108,684
									10,838	(10)	1,278,017
									6,548	(11)	772,140
J. Loughran	0	5,774	0	129.93	2/16/2027
		3,445		145.09	7/28/2027
						2,151	(7)	253,646
						2,147	(7)	253,174
						1,461	(7)	172,281
						868	(7)	102,355
						7,281	(9)	858,576
									8,592	(10)	1,013,169
									5,844	(11)	689,124
R. Smith	0	62,497	0	129.93	2/16/2027
						24,464	(8)	2,884,795
						22,546	(8)	2,658,624
						15,830	(8)	1,866,674
						82,786	(9)	9,762,125
									106,590	(10)	12,569,093
									63,320	(11)	7,466,694
(1)	Options vest one-third annually for three years following the grant date.
(2)	Based on the closing price of Equifax common stock ($117.92) on December 29, 2017.
(3)	RSUs vest on February 19, 2018 (2,599), February 18, 2019 (2,312), February 16, 2020 (1,413) and December 1, 2020 (13,283).
(4)	RSUs vest on February 19, 2018 (4,302), February 18, 2019 (4,295) and February 16, 2020 (2,632).
(5)	RSUs vest on February 19, 2018 (3,585), February 18, 2019 (3,303) and February 16, 2020 (2,095).
(6)	RSUs vest on February 19, 2018 (2,779), February 18, 2019 (2,709) and February 16, 2020 (1,637).
(7)	RSUs vest on February 19, 2018 (2,151), February 18, 2019 (2,147), February 16, 2020 (1,461) and July 28, 2020 (868).

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(8)	RSUs vest on February 19, 2018 (24,464), February 18, 2019 (22,546) and February 16, 2020 (15,830).
(9)	Performance shares granted during 2015 that were earned based on Equifax’s performance for the three-year performance period ended December 31, 2017; the performance shares did not vest until performance was approved by the Compensation Committee in February 2018 and therefore were unvested as of December 31, 2017.
(10)	Maximum (200% of target) of performance shares granted during 2016 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ended December 31, 2018.
(11)	Maximum (200% of target) of performance shares granted during 2017 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2019.

Option Exercises and Stock Vested in Fiscal Year 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of RSU Shares Acquired on Vesting (#)	Value of RSUs Realized on Vesting ($)(2)	Number of Performance Shares Acquired on Vesting (#)	Value of Performance Shares Realized on Vesting ($)(3)
P. Barros	0	0	5,444	704,236	10,888	1,408,472
J. Gamble	0	0	79,984	10,907,418	18,736	2,555,028
J. Kelley	0	0	7,258	938,895	14,516	1,877,790
R. Ploder	0	0	5,625	727,650	11,250	1,455,300
J. Loughran	6,000	626,918	3,992	516,405	7,984	1,032,810
R. Smith	0	0	35,686	4,616,341	107,152	13,861,183
(1)	The value realized upon stock option exercises during 2017 was calculated based on the difference between the market price of Equifax common stock at the time of exercise and the exercise price of the option.
(2)	The value realized for RSUs was determined by multiplying the number of units that vested during 2017 by the market price of Equifax common stock on the respective vesting date.
(3)	The value realized for performance shares was determined by multiplying the number of units that vested (target award times the payout percentage earned of 200%) by the market price of Equifax common stock on February 21, 2017 ($129.36) (for all NEOs other than Mr. Gamble) and on May 21, 2017 ($136.37) (for Mr. Gamble).

Retirement Plans

The following table shows the present value at December 31, 2017 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the USRIP and the SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Messrs. Barros, Smith, Kelley and Ploder are currently eligible for retirement under the USRIP and/or the SERP.

Pension Benefits at 2017 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year(s) ($)
P. Barros	USRIP	N/A	(1)		0
	SERP	8		2,579,300	0
J. Gamble	USRIP	N/A	(1)		0
	SERP	4		475,800	0
J. Kelley	USRIP	N/A	(1)		0
	SERP	5		1,964,600	0
R. Ploder	USRIP	5		197,100	0
	SERP	14		4,311,400	0
J. Loughran	USRIP	3		91,400	0
	SERP	12		1,533,800	0
R. Smith	USRIP	3		124,200	0
	SERP	17	(2)	24,735,900	0
(1)	Messrs. Barros, Gamble and Kelley are not participants in the USRIP.
(2)	In September 2005, in order to compensate Mr. Smith for certain retirement benefits he forfeited upon leaving his previous employer, the Company credited five years of service to his SERP Account.
(3)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the executive may not currently be entitled to receive because such amounts are not vested.

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U.S. Retirement Income Plan. The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The USRIP was amended in 2009, 2012 and 2014. The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•	“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are limited under Internal Revenue Service (“IRS”) requirements. The limit on earnings for 2017 was $270,000.

•	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the USRIP is age 65. However, a participant can retire early once he or she reaches age 55 if he or she has five years of service under the plan or if he or she reaches age 50 and his or her age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a 10-year certain and life annuity and joint and survivor annuities. The 10-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to his or her beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan. The SERP covers the NEOs and other senior executive officers designated by the Compensation Committee. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual earnings” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual earnings” for this purpose means the highest paid 36 consecutive months of employment and includes base salary and annual incentives. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Effective January 1, 2011, the Company prospectively eliminated additional years of SERP service credit for new employment or other agreements. In November 2015, the Company closed the SERP to new participants.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, participants can retire early once they reach age 55 if they have five years of service under the plan. The benefit would be reduced to reflect the early commencement of the benefit.

The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

Supplemental Contribution Plan. After the SERP was closed to new participants in 2015, the Company amended its Executive Deferred Compensation Plan to add provisions to permit senior executive officers designated by the Compensation Committee to receive supplemental retirement contributions (the “Supplemental Contribution Plan”). NEOs and senior executive officers who participate in the SERP are not eligible to participate in the Supplemental Contribution Plan.

The Supplemental Contribution Plan provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary and annual bonus earned for the year. The Company’s contributions are credited to an account for the executive and the executive directs the investments of the account among designated investment alternatives. The account fully vests upon the executive’s completion of three years of service after the date the executive becomes a participant in the plan. The account also fully vests upon the executive’s termination of employment as a result of death or disability.

Upon the executive’s termination of employment after age 55 (or in the event of death or disability), the vested amount credited to the account is payable in a lump sum or in annual installments over a period of up to 15 years. If the executive terminates employment prior to age 55 (except for death or disability), the vested account is not payable until the executive attains age 55 and is paid in a lump sum.

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Non-Qualified Deferred Compensation

The following table sets forth information regarding the NEOs’ participation in our non-qualified deferred compensation plans in 2017. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans, except as explained on page 52 with respect to the Supplemental Contribution Plan.

	Non-Qualified Deferred Compensation for 2017 Fiscal Year
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
P. Barros	468,392	0	195,568	0	1,296,092
J. Gamble	0	0	0	0	0
J. Kelley	0	0	0	0	0
R. Ploder	0	0	0	0	0
J. Loughran	0	0	0	0	0
Deferred Stock Units	0	0	55,944	0	1,736,018
R. Smith	0	0	0	0	0
(1)	These amounts include salary contributions made by NEOs to the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. Accordingly, cash deferral amounts are included in the amounts reported in the “Salary” column in the Summary Compensation Table.

(2)	Aggregate earnings in the last fiscal year are not reflected in the Summary Compensation Table because earnings were neither preferential nor above-market. These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.

(3)	These amounts represent each NEO’s aggregate balance in the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan as of December 31, 2017. The numbers also include the contributions made by each NEO to the Executive Deferred Compensation Plan, which are also reported in the “Salary” column of the Summary Compensation Table.

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under our deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits by participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors.

Director and Executive Stock Deferral Plan. This plan permits the directors, NEOs and other eligible employees to defer taxes upon the vesting of RSUs. Participants may defer 25%, 50%, 75% or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

Executive Deferred Compensation Plan. This nonqualified plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. The Company pays all administrative costs and expenses of the plan.

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Potential Payments Upon Termination or Change In Control

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2017 under the circumstances shown, with the exception of Mr. Smith, who terminated service as our Chairman and Chief Executive Officer in 2017. Information concerning Mr. Smith’s termination is discussed on page 57. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2017, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

P. BARROS

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	162,692	(2)	3,463,805	(3)	0		0		0
Pension/supplemental retirement plan(4)	2,579,300	2,579,300		2,579,300		2,579,300		2,579,300		2,579,300		1,315,400	(5)
Executive compensation deferral program(6)	1,296,092	1,296,092		1,296,092		1,296,092		1,296,092		1,296,092		1,296,092
Life insurance benefits	0	0		0		4,320	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		828	(9)	0		510,700	(10)	0
Healthcare benefits	0	0		0		62,357	(11)	0	(17)	145,300	(12)	4,600	(13)
Perquisites and other personal benefits	0	0		0		10,000	(14)	0		0		0
Tax gross-up	0	0		0		2,313,940	(15)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		3,803,981	(16)	0		3,803,981	(16)	3,803,981	(16)
TOTAL	3,875,392	3,875,392		4,038,084		13,534,623		3,875,392		8,335,373		6,670,073

J. GAMBLE

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	127,908	(2)	6,029,355	(3)	0		0		0
Pension/supplemental retirement plan(4)	475,800	475,800		475,800		1,684,700		475,800		475,800		240,800	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		4,320	(7)	0		0		1,250,000	(8)
Disability benefits	0	0		0		828	(9)	0		898,100	(10)	0
Healthcare benefits	0	0		0		61,694	(11)	0	(17)	118,000	(12)	7,300	(13)
Perquisites and other personal benefits	0	0		0		10,000	(14)	0		0		0
Tax gross-up	0	0		0		0	(15)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		3,972,607	(16)	0		3,972,607	(16)	3,972,607	(16)
TOTAL	475,800	475,800		603,708		11,763,504		475,800		5,464,507		5,470,707

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J. KELLEY

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	141,427	(2)	6,469,931	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,964,600	1,964,600		1,964,600		1,964,600		1,964,600		1,964,600		1,042,300	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		4,320	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		828	(9)	0		756,100	(10)	0
Healthcare benefits	0	0		0		61,694	(11)	0	(17)	125,500	(12)	4,600	(13)
Perquisites and other personal benefits	0	0		0		10,000	(14)	0		0		0
Tax gross-up	0	0		0		0	(15)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		3,178,298	(16)	0		3,178,298	(16)	3,178,298	(16)
TOTAL	1,964,600	1,964,600		2,106,027		11,689,671		1,964,600		6,024,498		4,475,198

R. PLODER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	288,462	(2)	3,474,496	(3)	0		0		0
Pension/supplemental retirement plan(4)	4,508,500	4,508,500		4,508,500		4,508,500		4,508,500		4,508,500		2,291,600	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0	(7)	0		0		3,000,000	(8)
Disability benefits	0	0		0		552	(9)	0		756,100	(10)	0
Healthcare benefits	0	0		0		62,357	(11)	98,900	(17)	194,100	(12)	4,600	(13)
Perquisites and other personal benefits	0	0		0		10,000	(14)	0		0		0
Tax gross-up	0	0		0		0	(15)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,520,540	(16)	0		2,520,540	(16)	2,520,540	(16)
TOTAL	4,508,500	4,508,500		4,796,962		10,576,445		4,607,400		7,979,240		7,816,740

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J. LOUGHRAN

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	237,500	(2)	2,865,566	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,625,200	1,625,200		1,625,200		2,434,400		1,625,200		1,625,200		852,900	(5)
Executive compensation deferral program(6)	1,736,018	1,736,018		1,736,018		1,736,018		1,736,018		1,736,018		1,736,018
Life insurance benefits	0	0		0		2,880	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		552	(9)	0		1,201,000	(10)	0
Healthcare benefits	0	0		0		38,533	(11)	0	(17)	104,800	(12)	2,700	(13)
Perquisites and other personal benefits	0	0		0		10,000	(14)	0		0		0
Tax gross-up	0	0		0		1,510,422	(15)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,140,012	(16)	0		2,140,012	(16)	2,140,012	(16)
TOTAL	3,361,218	3,361,218		3,598,718		10,738,383		3,361,218		6,807,030		4,981,630

(1)	The broad-based Equifax Inc. Severance Plan as described on page 57 does not pay a benefit for termination for cause by the Company.

(2)	Reflects the amount payable under the broad-based Equifax Inc. Severance Plan.

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to a Tier I Change in Control Agreement for Messrs. Gamble and Kelley, and a Tier II Agreement for Messrs. Barros, Ploder and Loughran.

(4)	Reflects pension benefits as described under the “Pension Benefits at 2017 Fiscal Year-End” table on page 51, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), and determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715 for the SERP. For Messrs. Gamble and Loughran, a change in control triggers full vesting; the others are already fully vested in their SERP benefit at December 31, 2017.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).

(6)	Reflects amounts previously earned but deferred by the NEO, as described in the “Non-Qualified Deferred Compensation” table on page 53.

(7)	Reflects the sum of 36 months of premiums under the Company’s broad-based basic life and accidental death and dismemberment insurance program. Mr. Ploder is ineligible for the broad-based basic life program because of his coverage in the executive life program.

(8)	For Mr. Ploder, reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2017. Messrs. Barros, Gamble and Kelley were hired after the date on which the executive life program was closed to new entrants. Messrs. Barros, Gamble Kelley and Loughran have one-times annual base salary (limited to $250,000) of basic life insurance coverage. In addition, Mr. Gamble has two-times base annual salary supplemental life coverage limited to $1 million. The Company also maintains a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(9)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2017, determined by (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.

(10)	Reflects the present value of the executive’s disability income benefits as of December 31, 2017 determined by (a) assuming full disability at December 31, 2017 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2017 disabled retiree mortality table with fully generational projections using scale MP-2017 published by the Society of Actuaries, and (c) applying a discount rate of 4.03% per annum.

(11)	Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming the executive’s employment had been terminated on December 31, 2017, determined by (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2017 and assuming 7% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming the executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 4.03% per annum. Includes a 401(k) Plan employer match equivalent of $25,200, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(12)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2017, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715.

(13)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 715.

(14)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

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(15)	The Company will provide the eligible executives with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.” The Company eliminated tax gross-ups for anyone hired after 2010. Thus, Messrs. Gamble’s and Kelley’s gross-up is reflected as $0. Mr. Ploder has a $0 tax gross up because an excess parachute payment excise tax would not have been triggered had a change in control occurred at December 31, 2017.

(16)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding RSUs and performance shares upon a death, disability or a change of control. The amount reported represents (a) the value of unvested RSUs at the closing market price of the Company’s common stock ($117.92) on December 29, 2017, as reported on the NYSE and, the value of the unvested performance shares, with respect to a change of control, if at least one calendar year of performance during the performance period of the performance share award has been completed prior to the change of control, the shares shall be paid based on the Company’s relative cumulative TSR positioning for performance shares that measure three-year relative TSR and the Company’s cumulative Adjusted EPS compared to the performance goals for performance shares that measure thee-year cumulative Adjusted EPS at December 31, 2017, otherwise the target payout level (100%) shall be used, and with respect to all other events, based on the target payout level (100%).

(17)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2017 based on the assumptions for year-end disclosure under FASB ASC 715. Messrs. Barros, Gamble and Kelley were hired after the date on which the Company ceased providing a retiree medical premium subsidy.

R. SMITH

As previously disclosed, on September 26, 2017, Mr. Smith retired as CEO and Chairman of the Board. Pursuant to the agreement between the Company and Mr. Smith, dated September 25, 2017, all decisions relating to the characterization of Mr. Smith’s departure and any obligations or benefits owed to Mr. Smith under the employment agreement between the Company and Mr. Smith, dated September 23, 2008 (the “Smith Employment Agreement”), or any plan, program, policy, or practice of the Company will be deferred until the Board of Directors completes its independent review of the 2017 cybersecurity incident. Mr. Smith did not receive any annual cash incentive payments as described in the Smith Employment Agreement for the period ending December 31, 2017. Mr. Smith is entitled to payments pursuant to his participation in the USRIP and SERP. See “Pension Benefits at 2017 Fiscal Year-End” for more information regarding Mr. Smith’s participation in the USRIP and SERP, including the present value at December 31, 2017 of accumulated benefits payable to Mr. Smith. The actuarial present value of the employer cost of providing continuation medical coverage for Mr. Smith assuming retirement at December 31, 2017 based on the assumptions for year-end disclosure under FASB ASC 715 is $103,500. Mr. Smith’s continuation medical coverage could be forfeited based on the Board’s review.

The shares Mr. Smith would have been entitled to receive upon vesting in February 2018 were placed in escrow until June 15, 2018. The shares will be released to Mr. Smith on or about June 15 unless the Board concludes that he is not entitled to those securities based on its ongoing review of the 2017 cybersecurity incident.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year for certain termination causes which include retirement, job elimination or death;

•	vested shares awarded under the 2008 Omnibus Incentive Plan or prior stock benefit plans;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under the USRIP and the SERP.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event: (i) their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; (ii) their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or (iii) they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible exempt employee is entitled to receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible exempt employees entitles the employee to four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	continue to vest in any RSU grant;

•	continue to vest in any performance-based stock grant upon completion of the performance milestones;

•	have access to retiree medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his or her dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan; and

•	receive reimbursement by the Company for up to $10,000 ($12,500 in their first year for newly-hired executives) of financial planning and tax services incurred in the subsequent year.

Mr. Ploder is subject to different terms under which he is also eligible to continue to receive executive life insurance benefits.

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Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate. In addition, pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, upon death or disability, the executive would become immediately vested in all outstanding RSUs, performance shares and stock options.

Payments Made Upon a Change in Control

The Company is party to Tier I or Tier II change in control agreements (the “CIC Agreements”) with each of the NEOs. The CIC Agreements provide that each executive is an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within two or three (depending on whether a Tier I or Tier II agreement) years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” the NEO will receive:

•	a cash payment equal to the sum of (i) base salary through the date of termination, plus (ii) for any completed year, any unpaid amount accrued under the Company’s executive bonus plan, plus (iii) for any partially completed year, the highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination, pro-rated for the number of days in the current fiscal year through the date of termination;
•	a severance payment equal to two or three (depending on whether a Tier I or Tier II agreement) times the sum of (i) his or her highest annual base salary during the 12 months immediately preceding the date of termination, plus (ii) his or her highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination;
•	a lump sum retirement benefit, in addition to the benefits accrued under the USRIP or the SERP (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the USRIP with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any SERP, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding the executive’s termination plus the executive’s highest annual bonus paid to him or her or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;
•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for two or three (depending on whether a Tier I or Tier II agreement) years;
•	upon satisfaction of requirements for coverage prior to the end of the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and
•	participation in the 401(k) Plan for a two- or three-year (depending on whether a Tier I or Tier II agreement) period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;
•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;
•	a sale or disposition of all or substantially all of our assets; or
•	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of the executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Under the CIC Agreements for Messrs. Barros, Ploder and Loughran, benefits payable under their respective CIC Agreement and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Messrs. Barros, Ploder and Loughran receive will be increased, if necessary, so that after taking into account all taxes the executive would incur as a result of those payments, he would receive the same after-tax

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amount he would have received had no excise tax been imposed under Code Section 4999. The CIC Agreements for Messrs. Gamble and Kelley do not provide for such payments.

The CIC Agreements added confidentiality provisions during the NEO’s employment and for two years after termination of employment. The agreement also subjects the NEO to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan. Under the AIP, which is established pursuant to the 2008 Omnibus Incentive Plan, an NEO would forfeit his or her award if he or she voluntarily terminated his or her employment other than for “good reason” (as defined in the plan) prior to year-end or if he or she is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year-end as a result of death, disability, normal retirement or full early retirement, is involuntarily terminated by the Company without cause, or is voluntarily terminated by him or her for good reason. If there is a change in control event and an NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described under “Payments Made Upon a Change in Control” on page 58.

2008 Omnibus Incentive Plan. Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and RSUs and performance shares will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Double-Trigger Change-in-Control Provisions. Following discussions with shareholders and a review of our long-term incentive program, beginning in 2017, equity awards to our NEOs include a “double-trigger” change-in-control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards. We also have double-trigger structures in place for other aspects of our compensation program.

Rabbi Trust. We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each NEO) under our SERP. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the IRS as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within 10 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the change in control agreements described under “Payments Made Upon a Change in Control,” except that there is no “double trigger” and, for a stock acquisition above a threshold of 20% of the outstanding voting shares of the Company and below the 50% level, the Compensation Committee has discretion to determine whether the trust should be funded. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information concerning the ratio of the pay of our Chief Executive Officer to the median pay of all other employees. Due to the change in CEO that occurred in September 2017, the following information is provided with respect to our interim CEO serving as of December 31, 2017, the date used to identify the median employee, as if he had been serving in such position all year.

•	For fiscal 2017: (i) the annual total compensation of our median employee (excluding our CEO) was $60,695 (comprised of base salary and a service- and pay-based employer contribution under the 401(k) Plan); and (ii) the annual total compensation of our CEO was $3,949,434. Based on this information, the ratio of the annual total compensation of our CEO to the median employee is 65 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.

•	Because Mr. Barros did not serve as our CEO for all of 2017, for purposes of the pay ratio calculation we annualized his monthly cash payment of $25,000. As a result, the annual total compensation for Mr. Barros for purposes of this pay ratio disclosure differs from the amounts shown in the Summary Compensation Table on page 46 of this Proxy Statement, which reflects the actual compensation that Mr. Barros earned or was paid in 2017 in both his CEO and non-CEO roles.

•	Our employee population for purposes of establishing our median employee consisted of 10,468 individuals. Our median employee is a full time, salaried employee located in the U.S. No employee groups were excluded from the population.

•	To identify our median employee, we used annual base salary as of December 31 2017, which was annualized for all permanent employees who did not work the entire fiscal year, plus short-term incentives paid in 2017.

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2017, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1)(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,186,501	(3)	$88.03	10,657,769	(4)
Equity compensation plans not approved by shareholders(5)	9,760	(5)	$39.68
Total equity compensation plans	2,196,261		$87.64	10,657,769
(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and performance shares, which have no exercise price. This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 5 of this table.
(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2017 was 6.65 years.
(3)	This number includes 2,186,501 shares for issuance under the 2008 Omnibus Incentive Plan and the 2000 Stock Incentive Plan, of which 1,185,275 shares were subject to outstanding options, 736,114 shares were subject to outstanding RSU awards and 274,872 shares were subject to outstanding performance share awards (assumes the maximum 200% of target award payout is realized).
(4)	Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2008 Omnibus Incentive Plan count against the shares available for grant thereunder as 2.99 shares for every share granted.
(5)	In May 2007, Equifax acquired TALX Corporation and assumed certain equity awards outstanding under the TALX 2005 Omnibus Incentive Plan, which plan was not approved by the Company’s shareholders but was previously approved by TALX Corporation’s shareholders in 2005. A total of 9,760 shares are issuable upon the exercise of stock options under the TALX 2005 Omnibus Incentive Plan; no further awards may be made thereunder.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2017 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements at Note 8, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Compensation Committee Report

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee:

Robert D. Marcus (Chair)	Mark L. Feidler	L. Phillip Humann	Siri S. Marshall

* * *

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DIRECTOR COMPENSATION

The table below sets forth the compensation received by our non-management directors during 2017:

DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(2)	Compensation(3)	Total
Name(1)	($)	($)	($)	($)
Robert D. Daleo	130,917	170,117	130	301,164
Walter W. Driver, Jr.	97,500	170,117	170	267,787
Mark L. Feidler	133,251	170,117	309	303,677
G. Thomas Hough	116,984	170,117	—	287,101
L. Phillip Humann	108,461	170,117	130	278,708
Robert D. Marcus	116,593	170,117	300	287,010
Siri S. Marshall	117,500	170,117	170	287,787
Scott A. McGregor	18,017	175,042	—	193,059
John A. McKinley	121,182	170,117	300	291,599
Elane B. Stock	104,226	345,169	300	449,695
Mark B. Templeton	111,649	170,117	300	282,066

(1)	Robert W. Selander was elected to the Board on March 20, 2018 and is not included in this table.

(2)	Represents the grant date fair value for RSU awards made on May 4, 2017 (1,243 RSUs for each director then serving), computed in accordance with FASB ASC Topic 718. For Mr. McGregor, amount represents the grant date fair value for an RSU award made on December 1, 2017 (1,550 RSUs), computed in accordance with FASB ASC Topic 718.

(3)	Reflects the market price of annual membership to certain of our credit monitoring products.

Director Fees. Director cash compensation in 2017 consisted of an annual cash retainer of $90,000 and an annual cash retainer of $27,500 for the Audit Committee Chair, $22,500 for the Compensation Committee Chair, and $15,000 each for the Chairs of the Governance and Technology Committees. An annual cash retainer is also paid, in the amount of $15,000 for Audit Committee members, $12,500 for Compensation Committee members and $7,500 for all other Committee members. An annual cash retainer of $25,000 for the Presiding Director was subsequently increased to $50,000 when Mr. Feidler assumed the role of Non-Executive Chairman. An annual cash retainer is paid to members of the Special Committee, consisting of $22,500 for the Chair and $15,000 for each other member.

By paying directors an annual retainer, the Company compensates each non-management director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above.

Equity Awards. Each non-management director receives an initial and an annual long-term incentive grant of RSUs under our shareholder-approved 2008 Omnibus Incentive Plan on the date of the annual meeting of shareholders to further align their interests with those of our shareholders and to attract and retain highly-qualified directors through equity ownership. For 2017, directors received a fixed value in shares, computed as of the grant date ($175,000 for initial one-time grant to new directors and $170,000 for annual grant). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. No dividend equivalents are paid on outstanding unvested RSUs.

Director Deferred Compensation Plan. Each non-management director may defer receipt of up to 100% of his or her stock-based or cash retainer fees. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan. Each director may defer up to 100% of his or her annual RSU grant plus taxes otherwise due upon the vesting of RSUs. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

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Director Stock Ownership Guidelines. Our Bylaws require all directors to own our stock while serving as a director. In addition, our Governance Guidelines require that each director own shares of our stock having a value of at least five times the annual Board cash retainer, by no later than the fifth anniversary of the date on which the director was first elected to the Board.

Indemnification. Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from the Company to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other. Non-management directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. We do not provide retirement benefits to non-management directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 1, 2018, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class(1)
T. Rowe Price Associates, Inc.(2)	12,780,540	10.6%
The Vanguard Group(3)	12,036,757	10.0%
BlackRock, Inc.(4)	9,952,644	8.2%
Capital International Investors(5)	6,928,769	5.7%
Massachusetts Financial Services Company(6)	6,058,621	5.0%
(1)	Based upon 120,801,166 shares of common stock outstanding as of March 1, 2018. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(2)	Based on a Schedule 13G/A filed on February 14, 2018 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), which listed its address as 100 E. Pratt Street, Baltimore, Maryland 21202, T. Rowe Price possesses sole voting power with respect to 3,896,474 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 12,780,540 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(3)	Based on a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group (“Vanguard”), which listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard possesses sole voting power with respect to 173,341 shares of common stock, shared voting power with respect to 24,479 shares of common stock, sole dispositive power with respect to 11,849,792 shares of common stock and shared dispositive power with respect to 186,965 shares of common stock.
(4)	Based on a Schedule 13G/A filed on January 29, 2018 by BlackRock, Inc. (“BlackRock”), which listed its address as 55 East 52nd Street, New York, New York 10055, BlackRock possesses sole voting power with respect to 8,669,340 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 9,952,644 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(5)	Based on a Schedule 13G filed on February 14, 2018 by Capital International Investors, which listed its address as 11100 Santa Monica Boulevard, 16th floor, Los Angeles, CA 90025, Capital International Investors possesses sole voting power with respect to 6,708,704 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 6,928,769 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(6)	Based on a Schedule 13G filed on February 9, 2018 by Massachusetts Financial Services Company (“MFS”), which listed its address as 111 Huntington Avenue, Boston, Massachusetts 02199, MFS possesses sole voting power with respect to 5,699,188 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 6,058,621 shares of common stock and shared dispositive power with respect to 0 shares of common stock.

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Securities Owned by Directors and Management

The table below contains information as of March 1, 2018 (except where otherwise indicated), concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each NEO listed in the Summary Compensation Table, and (iii) all Company directors, nominees and other executive officers as a group. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. In accordance with our insider trading policy, none of these shares were pledged or hedged. All persons named in the table can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

	Number of	Exercisable	Number of Deferred	% of Common
	Shares	Stock	Share	Stock
Name	Owned(1)	Options(2)	Equivalent Units(3)	Outstanding(4)
Paulino do Rego Barros, Jr.	2,297	1,860	0	*
Mark W. Begor	0	0	0	*
Robert D. Daleo	0	0	48,099	*
Walter W. Driver, Jr.	5,413	0	28,078	*
Mark L. Feidler(5)	16,016	0	5,921	*
John W. Gamble, Jr.	32,784	3,462	0	*
G. Thomas Hough	4,000	0	0	*
L. Phillip Humann	21,322	0	83,191	*
John J. Kelley III	4,722	2,760	0	*
Joseph M. Loughran III	17,860	31,925	14,722	*
Robert D. Marcus	7,366	0	0	*
Siri S. Marshall	0	0	32,477	*
Scott A. McGregor	0	0	0	*
John A. McKinley	6,879	0	23,411	*
Rodolfo O. Ploder	38,331	2,156	0	*
Robert W. Selander	0	0	0	*
Richard F. Smith(6)	282,332	20,832	0	*
Elane B. Stock	0	0	671	*
Mark B. Templeton(7)	14,800	0	26,759	*
All directors, nominees and executive officers as a group (26 persons including those named above)(8)	1,077,857	109,955	314,541	1.45%
*	Less than one percent.
(1)	This column includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) Plan, RSUs, and shares held through family trust arrangements. Excludes unvested RSUs for Mr. Barros 21,525; Mr. Daleo 1,255; Mr. Driver 1,255; Mr. Feidler 1,255; Mr. Gamble 15,338; Mr. Hough 2,562; Mr. Humann 1,255; Mr. Kelley 12,096; Mr. Loughran 9,765; Mr. Marcus 1,255; Ms. Marshall 1,255; Mr. McGregor 1,550; Mr. McKinley 1,255; Mr. Ploder 9,641; Ms. Stock 2,729; Mr. Smith 123,331 and Mr. Templeton 1,255. The RSUs represent a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 1, 2018 through the exercise of director or employee stock options, as applicable.
(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by the Company. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares (Director and Executive Stock Deferral Plan) or cash (Director Deferred Compensation Plan) on final distribution and do not include the reinvestment of dividends.
(4)	Based upon 120,801,166 shares of common stock outstanding as of March 1, 2018. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(5)	Includes 7,823 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.
(6)	Includes 100,000 shares held by a family limited liability limited partnership of which Mr. Smith and his spouse are the general partners and Mr. Smith and his children are limited partners and 59,835 shares placed in escrow until June 15, 2018 as described on page 57.
(7)	Includes 6,800 shares held by a trust in which Mr. Templeton’s wife is sole trustee.
(8)	Includes 600,000 shares (0.5% of the shares outstanding on March 1, 2018) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, executive officers and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms furnished to the Company and written representations provided by the reporting persons, the Company believes that all Section 16(a) filing requirements were timely met in 2017, except that one Form 4 reporting one transaction for Laura Wilbanks was filed late due to an administrative error.

AUDIT COMMITTEE REPORT

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2017. We reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent auditor by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB.

We have received from Ernst & Young the written disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, and have discussed with Ernst & Young its independence. We have also considered whether the provision of specific non-audit services by Ernst & Young is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2017 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted on February 20, 2018 by the Audit Committee:

Robert D. Daleo (Chair)	G. Thomas Hough	John A. McKinley	Mark B. Templeton

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PROPOSAL 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2018

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2018, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. Additionally, in conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2017 and 2016:

AUDIT AND NON-AUDIT FEES

Fee Category	2017	2016
Audit Fees(1)	$8,926,980	$5,759,012
Audit-Related Fees(2)	504,294	184,366
Tax Fees(3)	1,228,006	1,869,378
All Other Fees(4)	1,995	1,995
TOTAL	$10,661,275	$7,814,751
(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.
(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and information technology security process reviews.
(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.
(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains a pre-approval policy that mandates that the Audit Committee approve the audit and non-audit services in advance. All audit and non-audit services for the fiscal year ended December 31, 2017 were either pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 64.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2017 and 2016, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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PROPOSAL 4	Shareholder Proposal Regarding Political Contributions Disclosure

The New York State Common Retirement Fund, 59 Maiden Lane — 30th Floor, New York, NY 10038, owner of at least $2,000 worth of shares of the Company’s common stock, has notified the Company that it intends to present a proposal for consideration at the Annual Meeting. As required by the Exchange Act, the text of the shareholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Resolved, that the shareholders of Equifax Inc. (“Equifax” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of Equifax, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: “Disclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations, which may be used for political purposes. This would bring our Company in line with a growing number of leading companies that present this information on their corporate websites.

The Company’s board and shareholders need comprehensive disclosure to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

BOARD’S STATEMENT OPPOSING PROPOSAL 4

After careful consideration, and for the following reasons, the Board believes that the proposal is not in the best interests of the Company or its shareholders, and the Board recommends voting “AGAINST” this proposal.

•	The Company has historically made an extremely limited number of political contributions. The Company’s political contributions are not financially material to the Company. In 2017, 2016 and 2015, aggregate political contributions made directly by the Company with corporate funds totaled approximately $6,712, $1,500 and $2,000, respectively. In 2017, the Company’s total expenses relating to political contributions were de minimis when compared to the Company’s total operating costs of approximately $2.5 billion.

•	The Company is transparent and accountable regarding its political contributions. The Company operates in a highly-regulated industry, and the decisions of federal, state and local governments can significantly impact the Company. On a limited basis, we have pursued and will continue to pursue efforts to help inform public policy decisions that have the potential to affect our industry, business, products, customers, employees, shareholders and communities. To the extent this is done through a small number of corporate political contributions, such contributions are already strictly controlled. Consider our current standards, policies and practices regarding corporate political contributions:

–	The Board has adopted a formal Political Engagement Policy regarding the Company’s consideration of political activities, political contributions and membership in trade associations (the “Policy”). Under the Policy, management reports annually to the Governance Committee on the Company’s political activities, including political spending and lobbying activities. The written charter of the Governance Committee includes an express reference to the Committee’s oversight and review of Company political activities.

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–	The Company has adopted political activity guidelines for its employees (the “Guidelines”), which describe generally the laws governing political contributions and establish procedures for employees to obtain the necessary authorization to make political contributions and comply with applicable law.

–	In addition to the Policy and Guidelines, the Company’s Code of Ethics and Business Conduct (“Code of Ethics”) sets forth restrictions regarding individual and corporate political participation. Together, the Policy, the Guidelines and the Code of Ethics provide standards for participating in the political process for both the Company and its employees.

From time to time, the Company pays annual membership dues to industry trade associations. The trade associations in which the Company participates may engage in political activities, but such decisions are governed by those associations’ respective bylaws. Thus, even when the Company participates in trade associations, the Company does not control how they use membership dues. The Company expects that these trade associations comply with applicable laws with respect to their political activities. As such, the Board believes that additional disclosure regarding the specific payments made to these trade associations would not benefit shareholders.

•	Significant disclosure regarding the Company’s political activities and related policies is already publicly available. Consider the following:

–	Under federal law, all contributions by the Equifax Inc. Political Action Committee, the sole political action committee affiliated with the Company, are required to be reported, and a list of such contributions is publicly available at the website of the United States Federal Election Commission.

–	We publicly disclose, on the “Corporate Governance” section of our website, aggregate political contributions made directly by the Company with corporate funds for the most recently completed fiscal year. Contributions made directly by the Company are typically small in amount and most frequently made to local- and state-level candidates and representatives.

–	Federal law prohibits corporations from contributing corporate treasury funds to federal candidates or federal campaign committees. Accordingly, we make none.

–	The Policy and the Code of Ethics are available on the “Corporate Governance” section of our website. The Governance Committee’s oversight of the Policy, the Guidelines and our political engagement activities is memorialized in the Committee’s written charter, which is also available on our website.

In sum, the Company already discloses sufficient information regarding its political contributions and already has an appropriate system of oversight in place, including the Policy and the Code of Ethics, to confirm that the Company’s political contributions comply with applicable law and are in the best, long-term interests of the Company and its shareholders. Accordingly, the Board believes that preparing an additional report as requested by the proposal would be an unnecessary and imprudent use of the Company’s time and resources.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 4.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Do I need an admission ticket to attend the Annual Meeting?

Only Equifax shareholders as of the record date are entitled to attend the Annual Meeting. To attend, shareholders must present proof of stock ownership and a valid photo ID. If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the voting instruction card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company also may request appropriate identification, such as a valid government-issued photo identification as a condition of admission. Please note that cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room. You will be required to enter through a security checkpoint before being granted access to the venue.

Who is entitled to vote at the Annual Meeting?

Company shareholders of record at the close of business on March 30, 2018 are entitled to notice of, and to vote at, the meeting. As of such date, there were 120,874,213 shares of Company common stock outstanding, each entitled to one vote.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the proxy materials and our Annual Report to you directly.

If your shares are held in street name with a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the proxy materials and our Annual Report will be forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions included in the material.

Employees with shares allocated in an employee benefit plan account will vote shares allocated to their benefit plan account electronically and will not receive a paper mailing for those shares. Employees should review the information on procedures for voting by employees on page 71.

What am I voting on and what are the Board’s voting recommendations?

		Board Voting	Page Reference
Agenda Item		Recommendation	(for more detail)
Proposal 1	Election of 10 Director Nominees	FOR EACH NOMINEE	15
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	29
Proposal 3	Ratification of Appointment of Ernst & Young LLP as Independent	FOR	65
	Registered Public Accounting Firm for 2018
Proposal 4	Shareholder Proposal Regarding Political Contributions Disclosure	AGAINST	67

Can other matters be decided at the Annual Meeting?

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder in person at the meeting) on such matters in accordance with the Board’s recommendation.

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What is the procedure for voting?

Shareholders of record

Shareholders of record may attend and cast their votes at the meeting. For security reasons, please be prepared to show photo identification. If you need special assistance because of a disability, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or telephone (404) 885-8000.

In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described on page 71 may submit their voting instructions by:

•	Using the Internet at the web address noted in the proxy materials email or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner);

•	Using the toll-free telephone number listed on the proxy card (if you received one); or

•	Signing, completing and returning a proxy card (if you received one) in the provided postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy materials email or proxy card (if you received one).

Beneficial owners

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Can I change my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone;
•	Delivering a written revocation of your proxy to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, before your original proxy is voted at the Annual Meeting;
•	Returning a signed proxy card with a later date; or
•	Submitting a written ballot at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee (the registered shareholder) as described in the answer to the previous question.

Your personal attendance at the Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of the 10 director nominees listed in Proposal 1.

•	FOR the advisory vote to approve the compensation of our NEOs (Proposal 2).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year (Proposal 3).

•	AGAINST the shareholder proposal described in this Proxy Statement (Proposal 4) regarding political contributions disclosure.

•	In accordance with the Board’s recommendation by the individuals named as proxy holders in the proxy card, if any other matters are properly brought before the Annual Meeting.

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How do I vote if I participate in one of the Company’s 401(k) or defined contribution plans?

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”) may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Atlanta Time, on May 1, 2018. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to lawfully conduct business at our Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 30, 2018 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, by telephone, or by mail in advance of the Annual Meeting and do not revoke the proxy. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Will my shares be voted if I do not provide my proxy or instruction card?

Registered Shareholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet, telephone or mail, or vote in person at the Annual Meeting.

Plan Participants

If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely instructions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.

Beneficial Owners

If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. Proposals 1, 2 and 4 are not considered routine matters, and your nominee cannot vote your shares on these proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, Election of Director Nominees, each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

For each of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation, Proposal 3, Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2018, and Proposal 4, Shareholder Proposal Regarding Political Contributions Disclosure, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. Proposals 2, 3 and 4 are advisory and nonbinding. The Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

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What is the effect of an abstention?

A shareholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Who will count the votes?

A representative of Broadridge Financial Services will tabulate the votes and act as independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. The practice is designed to reduce our printing and postage costs. Shareholders who participate in householding will continue to be able to separately vote their proxies. We do not use householding for any other shareholder mailings, such as dividend checks, Form 1099, or account information statements.

If you are eligible for householding, but received multiple copies of our Annual Report and Proxy Statement and prefer to receive only a single copy for your household, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. If you are a registered shareholder residing at an address with other registered shareholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact the Office of Corporate Secretary. If you own shares through a broker, bank or other nominee, you should contact the nominee concerning householding procedures.

The Company cannot provide a single proxy or voting instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). Accordingly, you will receive a separate solicitation and proxy for each type of account in which shares are held and you must submit your votes for each type of account in accordance with the instructions received for that account.

Can I receive a copy of the Annual Report?

Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to the Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or by calling (404) 885-8000.

Can I view the Proxy Statement and Annual Report on the Internet?

Yes. The Proxy Statement and Annual Report are available on the Internet at https://investor.equifax.com/financial-information/annual-reports-and-proxy-statements. Most shareholders will receive their annual meeting materials via electronic delivery. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding Equifax.

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Can I choose to receive the Proxy Statement and Annual Report on the Internet instead of receiving them by mail?

Yes. If you are a registered shareholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the Internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Most active employees who participate in the Company’s savings plans will receive an online notification announcing Internet availability of the annual report and proxy statement; a paper copy will not be provided unless requested by following the instructions in the email notification.

Who pays the cost of this proxy solicitation?

The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies for an annual fee of $20,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I submit a proposal or director nominee for the Annual Meeting of Shareholders in 2019?

Notice of any proposal or director nomination, including through our proxy access procedures, that a shareholder wishes to propose for consideration at the 2019 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2019 Annual Meeting, must be delivered to us no later than December 3, 2018 (and, in the case of a director nomination pursuant to proxy access, no earlier than November 3, 2018). The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws which are available at: www.equifax.com/about-equifax/corporate-governance and, if to be included in our proxy materials for the 2019 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC.

Any shareholder proposal or director nomination submitted to the Company in connection with the 2019 Annual Meeting should be addressed to: Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2019 Annual Meeting to present the proposal.

How can I contact the Company’s directors?

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Non-Executive Chairman, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Can I find additional information on the Company’s website?

Yes. Although information contained on our website is not part of this Proxy Statement, you will find information about the Company and our corporate governance practices at www.equifax.com/about-equifax/corporate-governance. Our website contains information about our Board, Board committees, Charter and Bylaws, Code of Ethics and Business Conduct, Governance Guidelines, and information about insider transactions. Shareholders may obtain, without charge, hard copies of the above documents by writing to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000.

EQUIFAX INC. - 2018 Proxy Statement    73

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EQUIFAX INC.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

404-885-8000

equifax.com

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EQUIFAX

1550 PEACHTREE STREET, N.W.
ATLANTA, GEORGIA 30309

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time on May 2, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time on May 2, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43406-P05755 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

The Board of Directors recommends that you vote "FOR" each of the following director nominees:

1. Election of 10 Director Nominees:

Nominees:	For	Against	Abstain
1a. Mark W. Begor	☐	☐	☐
1b. Mark L. Feidler	☐	☐	☐
1c. G. Thomas Hough	☐	☐	☐
1d. Robert D. Marcus	☐	☐	☐
1e. Siri S. Marshall	☐	☐	☐
1f. Scott A. McGregor	☐	☐	☐
1g. John A. McKinley	☐	☐	☐
1h. Robert W. Selander	☐	☐	☐
1i. Elane B. Stock	☐	☐	☐
1j. Mark B. Templeton	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends that you vote "FOR" Item 2.			
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
The Board of Directors recommends that you vote "FOR" Item 3.			
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2018.	☐	☐	☐
The Board recommends that you vote "AGAINST" Item 4.			
4. Shareholder proposal regarding political contributions disclosure.	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the "Equifax Plans"):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans' trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time on May 1, 2018. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting, it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m., Eastern Time, on May 2, 2018 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

E43407-P05755

EQUIFAX®

EQUIFAX INC.
Annual Meeting of Shareholders
May 3, 2018, at 9:30 a.m., Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the "Shareholder"). If no direction is given, this Proxy will be voted "For" election of the 10 director nominees, each for a one-year term, in Item 1; "For" an advisory vote to approve named executive officer compensation in Item 2; "For" ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2018 in Item 3; "Against" the Shareholder proposal regarding political contributions disclosure in Item 4; and with discretionary authority on all other matters that may properly come before the Annual Meeting.

By this document, the Shareholder appoints Mark L. Feidler and Siri S. Marshall, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2018, at 9:30 a.m., Eastern Time at Equifax's corporate headquarters located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and at any adjournment thereof.

Address Changes/Comments: ______________________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side